Exhibit 15.7

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors Crown LNG Holding AS

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Crown LNG Holding AS and subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023, in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2.1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2.1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG AS

We have served as the Company’s auditor since 2023.

Oslo, Norway

July 15, 2024

Table of Contents

Consolidated financial statements
Consolidated statements of comprehensive loss	1
Consolidated statements of financial position	2
Consolidated statements of changes in equity	3
Consolidated statements of cash flows	4

Notes to the consolidated financial statements

1 - Corporate information	5

2 - Significant accounting policies	5
2.1 Basis of preparation	5
2.2 Basis of consolidation	6
2.3 Summary of significant accounting policies	7
2.4 New and amended standards adopted by the Group	13
2.5 Significant accounting judgements, estimates and assumptions	13

3 - Segment information	18

4 - Profit or loss items	19
4.1 Employee benefit expenses	19
4.2 Other operating expenses	20
4.3 Depreciation and impairment	20
4.4 Finance income and expenses	21
4.5 Income tax	22

5 - Other operating activities	23
5.1 Other current assets	23
5.2 Trade payables	23
5.3 Provisions	24

6 - Group structure	27
6.1 Group companies	27

7 - Fixed assets	28
7.1 Right-of-use assets and lease liabilities	28

8 - Financial instruments and equity	30
8.1 Overview of financial instruments	30
8.2 Interest-bearing liabilities	31
8.3 Aging of financial liabilities	33
8.4 Financial risk management	34
8.5 Fair value measurement	36
8.6 Cash and cash equivalents	40
8.7 Share capital and shareholders information	41
8.8 Earnings per share	44
8.9 Other current liabilities	44

9 - Other disclosures	45
9.1 Remuneration to the Board of Directors	45
9.2 Related party transactions	47
9.3 Commitments and contingencies	52
9.4 Share-based payments	52
9.5 Events after the reporting period	53

i

Consolidated statements of comprehensive loss

		Year Ended December 31,
(in thousands of U.S. dollars, except per share amounts)	Notes	2023		2022	2021

Revenue	44	$		$-	$-
Total revenue			-	-	-
Employee benefit expenses	4.1		(1,780)	(1,276)	(1,505)
Other operating expenses	4.2		(9,806)	(6,267)	(4,827)
Depreciation and impairment	4.3		-	(144)	(39)
Total operating expenses			(11,586)	(7,687)	(6,370)
Operating loss			(11,586)	(7,687)	(6,370)
Finance income	4.4		8,163	299	2,622
Finance expenses	4.4		(751)	(23,484)	(2,118)
Net financial items			7,412	(23,185)	504
Loss before tax			(4,174)	(30,872)	(5,867)
Income tax benefit	4.5		-	2,967	1,156
Loss			$(4,174)	$(27,905)	$(4,711)

Other comprehensive income:					-
Items that subsequently will not be reclassified to profit or loss:
Foreign currency translation					-
Total items that may be reclassified to profit or loss		$		$-	$-

Items that subsequently may be reclassified to profit or loss:
Foreign currency translation			(34)	2,046	(104)
Total items that may be reclassified to profit or loss			(34)	2,046	(104)
Other comprehensive income/(loss)			(34)	2,046	(104)
Total comprehensive loss			$(4,208)	$(25,859)	$(4,816)

Loss attributable to:
Equity holders of the parent company			(4,170)	(27,055)	(4,711)
Non-controlling interests			(4)	(850)	-

Total comprehensive loss attributable to:
Equity holders of the parent company			(4,203)	(25,233)	(4,816)
Non-controlling interests			(5)	(626)	-

Loss per share
Basic loss per share	8.8		(0.05)	(0.55)	(0.17)
Diluted loss per share	8.8		(0.05)	(0.55)	(0.17)

Consolidated statements of financial position

		As of December 31,
(in thousands of U.S. dollars)	Notes	2023	2022
ASSETS
Non-current assets
Non-current financial assets	8.5	$242,360	$31,249
Total non-current assets		242,360	31,249

Current assets
Other current assets	5.1	417	11
Current financial assets	8.5	4,228	-
Cash and cash equivalents	8.6	88	36
Total current assets		4,733	47
TOTAL ASSETS		$247,094	$31,296

EQUITY AND LIABILITIES
Equity
Share capital	8.7	$190	$58
Share premium		231,891	26,202
Other capital reserves		12,341	4,498
Other equity	8.7	(21,731)	(17,528)
Non-controlling interests		(88)	1,659
Total equity		222,603	14,889

Non-current liabilities
Non-current interest-bearing liabilities	8.2	1,223	1,689
Non-current lease liabilities	7.1	32	44
Deferred tax liabilities	4.5	-	-
Provisions	5.3	4,758	8,365
Total non-current liabilities		6,013	10,098

Current liabilities
Current interest-bearing liabilities	8.2	2,166	-
Current lease liabilities	7.1	13	12
Trade payables	5.2	5,038	1,856
Provisions	5.3	10,511	4,440
Other current liabilities	8.9	750	-
Total current liabilities		18,479	6,309
Total liabilities		24,491	16,407
TOTAL EQUITY AND LIABILITIES		$247,094	$31,296

Consolidated statements of changes in equity

					Other equity
(in thousands of U.S. dollars)	Share capital	Share premium	Treasury shares	Other capital reserves	Cumulative translation differences	Retained earnings / (Accumulated deficit)	Non-controlling interest	Total equity
Equity as of January 1, 2021	$37	$1,992	$(2)	$-	$-	$12,521	$-	$14,548
Loss for the period	-	-	-	-	-	(4,711)	-	(4,711)
Other comprehensive loss	-	-	-	-	(104)	-	-	(104)
Total comprehensive loss	-	-	-	-	(104)	(4,711)	-	(4,816)
Issuance of shares (note 8.7)	21	24,210	-	-	-	-	-	24,231
Sale of treasury shares	-	-	2	1,450	-	-	-	1,452
Issuance of warrants	-	-	-	265	-	-	-	265
Equity as of December 31, 2021	58	26,202	-	1,715	(104)	7,810	-	35,680
Loss for the period	-	-	-	-	-	(27,055)	(850)	(27,905)
Other comprehensive income	-	-	-		1,822	-	224	2,046
Total comprehensive loss	-	-	-	-	1,822	(27,055)	(626)	(25,859)
Conversion of convertible loans (note 8.2)	-	-	-	-	-	-	2,263	2,263
Non-registered capital increase (note 8.7)	-	-	-	34	-	-	-	34
Share-based payments (note 9.4)	-	-	-	2,750	-	-	22	2,772
Equity as of December 31, 2022	58	26,202	-	4,498	1,717	(19,245)	1,659	14,889
Loss for the period						(4,170)	(4)	(4,174)
Other comprehensive loss					(33)		(2)	(34)
Total comprehensive loss	-	-	-	-	(33)	(4,196)	(5)	(4,208)
Transactions with non-controlling interests				364			135	499
Warrant exercise (note 8.7)	8			3,449				3,457
Capital increase (note 8.7)	124	205,689					(1,890)	203,923
Non-registered capital increase (note 8.7)				3,140			10	3,150
Share-based payments (note 9.4)				890			3	894
Equity as of December 31, 2023	$190	$231,891	$-	$12,341	$1,684	$(23,415)	$(88)	$222,603

Consolidated statements of cash flows

(in thousands of U.S. dollars)

		Year Ended December 31,
	Notes	2023	2022	2021
Cash flows from operating activities
Loss before tax		$(4,147)	$(30,872)	$(5,867)
Adjustments to reconcile loss before tax to net cash flows:
Depreciation and impairment	4.3	-	144	39
Finance income	4.4	(8,163)	(299)	(2,622)
Finance expenses	4.4	751	23,484	2,118
Share-based payments	9.4	3,381	2,772	-
Working capital adjustments:
Changes in other current assets	5.1	(406)	150	(141)
Changes in trade and other payables	5.2	3,182	741	1,061
Changes in provisions	5.3	2,532	3,185	2,995
Other items
Taxes paid	4.5	-	-	-
Interest paid	9.2	(28)	(214)	(455)
Adjustment cash-settled share-based payment	5.3	-	299	41
Net cash outflows from operating activities		$(2,923)	$(611)	$(2,830)

Cash flows from investing activities

Purchase of bitcoins	4.4	-	-	(984)
Net cash flow from investing activities		$-	$-	$(984)

Cash flow from financing activities
Proceeds from issuance of shares (non-registered capital increase)	8.7	704	-
Proceeds from convertible shareholder loans		-	-	1,077
Repayment shareholder loans	8.2	-	-	(201)
Proceeds from sale of treasury shares	8.7	-	-	1,449
Proceeds from transactions with Non-controlling interest		499
Proceeds from issuance of shareholder loan	8.9	526
Repayment of borrowings	8.2	(61)		-
Proceeds from issuance of shares	8.7	123	34	1,964
Proceeds from short-term loan	8.9	1,173	-
Proceeds from conversion of warrants	8.7	26	-	265
Payment of lease liabilities	7.1	(16)	(80)	(35)
Net cash inflows/outflows from financing activities		$2,976	$(47)	$4,519

Net increase/decrease in cash and cash equivalents		53	(658)	705
Cash and cash equivalents at the beginning of the period		36	776	72
Net foreign exchange difference		(1)	(82)	(2)
Cash and cash equivalents as of December 31,		$88	$36	$775

1 -  Corporate information

Crown LNG Holding AS (the “Company”) is incorporated and domiciled in Norway. The Company’s principal offices are located at Skøyen Atrium, Drammensveien 147, 0277 Oslo, Norway.

Crown LNG Holding AS and its subsidiaries (collectively the “Group”, or “Crown LNG”) invest in companies to develop, build, own and operate offshore infrastructures for the processing of Liquid Natural Gas (“LNG”). Crown LNG specializes in projects exposed to harsh weather conditions, where traditional floating solutions cannot be used. With a proven Gravity Based Solution Technology, developed in Norway for the North Sea requirements to withstand extremely high waves, Crown LNG expects to deliver concrete infrastructures in waters exposed to hurricanes, cyclones, and generally tough conditions all over the world.

Crown LNG has a project pipeline consisting of four projects. The projects are in different development stages, where the Kakinada Terminal Project in India is fully licensed and approved by government and on a fast track to final investment decision (“FID”).

On August 3, 2023, and amended October 2, 2023 and January 31, 2024, Crown LNG Holding AS entered into a definite business combination agreement (“BCA”) to go public in the United States through a merger with a special purpose acquisition company (“SPAC”), Catcha Investment Corp (“Catcha”) (NYSE American: CHAA), and certain other affiliated entities through a series of transactions. Because CHAA is already publicly traded, Crown LNG Holdings Limited (“PubCo”) will become a public company when the business combination is complete, trading on NYSE under the ticker symbol “CGBS”. PubCo was formed solely for the purposes of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination. The Business Combination is subject to approval by the shareholders of both Catcha Investment Corp. and Crown LNG Holding AS and other customary closing conditions. The Group plans to use the proceeds from the SPAC deal to fund ongoing anchor projects to FID.

The deadline for completing the business combination has been extended through various amendments to the BCA, and on June 11, 2024, the date on which the BCA must close was extended to June 28, 2024. The business combination was approved by shareholders of Catcha on June 17, 2024.

On July 9, 2024, Crown consummated the business combination with Catcha pursuant to the Business Combination Agreement dated August 3, 2023.

The consolidated financial statements of the Group for the years ended December 31, 2023 and 2022 were authorized for issue in accordance with a resolution of the Board of Directors on July 15, 2024.

2 - Significant accounting policies

2.1 Basis of preparation

The consolidated financial statements of the Group comprise the consolidated statements of comprehensive loss, financial position, changes in equity, cash flows and related notes. The subtotals and totals in certain tables in the notes may not equal the sum of the amounts shown in the primary financial statements due to rounding.

The consolidated financial statements have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements have been prepared on a historical cost basis, except for an option to purchase 15% of outstanding shares in East LNG PTE. LTD. (“EAST”), the future payment rights, the option to acquire 99.81% of KGLNG, the option to acquire GBTRON, the Catcha Loan, contingent consideration related to warrants exercise, and provisions for cash-settled share-based payments which are measured at fair value. Additionally, there are elements related to the settlement of a convertible shareholder loan which are measured at fair value. Refer to note 2.3 for further detail on the accounting policies applied.

Going concern

The financial statements of the Group have been prepared on the going concern basis which contemplates the continuity of normal business activities and the realization of assets and the discharge of liabilities in the normal course of business.

Crown LNG is a development stage company and we do not have nay projects in our pipeline generating revenue currently and have not recognized any revenue to date. We anticipate that our current projects will be operational at the earliest in 2027 for the Grangemouth Project and 2029 for the Kakinada Terminal Project, and to begin generating revenues around that period. The Group incurred a net loss of $4.2 million, $27.9 million, and $4.7 million for the years ended December 31, 2023, 2022, and 2021 respectively and used net cash in operating activities of $2.9 million, $611 thousand and $2.8 million for the years ended December 31, 2023, 2022 and 2021, respectively. As of December 31, 2023, the Group had $88 thousand in cash and cash equivalents and negative working capital of $13.3 million.

The Group is forecasting that it will continue to incur significant operating cash outflows to fund the Kakinada Terminal and Grangemouth Projects, as well support the Group’s growth, including but not limited to terminal operation expenses, operating insurance costs, land and port charges, general and administrative and other costs. The Group will require additional financing to support the operations of the business. The forecast and financial conditions raise substantial doubt about the Group’s ability to continue to operate as a going concern. Crown LNG’s ability to operate as a going concern is principally dependent on the (1) successful completion of the Business Combination as described in note 1, (2) the ability of the Group to secure financing or enter into private placement agreements, subscription agreements, investment agreements, forward purchase agreements or any other forms of agreements with investors to secure additional financing, (3) the ability of the Group to reach the designated FID dates for the projects, and (4) the ability of the Group to comply with the listing requirements of the NASDAQ.

As a result of the above, there is material uncertainty related to the events or conditions that may cast substantial doubt of the Crown LNG’s ability to continue as a going concern, and therefore, the Group may be unable to realize its assets and discharge its liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Management believes it will be successful in obtaining sufficient funding through the Business Combination and other required fund-raising activities as described above. For these reasons, the financial statements have been prepared on the basis that the Group is a going concern. Should sufficient funding not be secured from such sources or otherwise or should there be a delay in the timing of securing funds through these funding initiatives, this would have adverse implications for the Group and its shareholders. In these scenarios, the Group will need to seek other options, including delaying or reducing operating and capital expenditures, the possibility of an alternative transaction or fundraising, and in the event that none of these are available, voluntary bankruptcy, liquidation, administration, or dissolution.

Presentation currency and functional currency

The consolidated financial statements are prepared in U.S. Dollars and all figures are rounded to the nearest thousand ($000), except when otherwise indicated. For each entity, the Group determines the functional currency and items included in the financial statements of each entity are measured using that functional currency. The Group has Norwegian kroner (“NOK”) as its functional currency, and currently all its subsidiaries also have NOK as their functional currency.

For presentation purposes, items in the statements of financial position are translated from functional currency to presentation currency by using exchange rates at the reporting date. Items within total comprehensive income are translated from functional currency to presentation currency by applying monthly average exchange rates. The resulting translation differences are recognized in other comprehensive income.

2.2 Basis of consolidation

The consolidated financial statements comprise the financial statements of Crown LNG Holding AS and its subsidiaries as of December 31, 2023. The subsidiaries are consolidated when control is achieved as defined by IFRS 10 Consolidated Financial Statements. Specifically, the Group controls an investee if, and only if, the Group has:

●	Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee)

●	Exposure, or rights, to variable returns from its involvement with the investee

●	The ability to use its power over the investee to affect its returns

Generally, there is a presumption that a majority of voting rights results in control. However, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

●	The contractual arrangement(s) with other vote holders of the investee

●	Rights arising from other contractual arrangements

●	The Group’s voting rights and potential voting rights

The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income, and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income (“OCI”) are attributed to the equity holders of the parent of the Group. All intra-group assets and liabilities, equity, income, expenses, and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

2.3 Summary of significant accounting policies

a) Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

●	In the principal market for the asset or liability, or

●	In the absence of a principal market, in the most advantageous market for the asset or liability

The principal or the most advantageous market must be accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by reassessing categorization at the end of each reporting period.

Financial instruments associated with EAST and KGLNG

The Group measures the option to purchase 15 % of the outstanding shares in EAST, the future payment right, and the option to acquire 99.81% of the outstanding shares of KGLNG at fair value, as management is of the opinion that these instruments satisfy the definition of a financial asset to be measured at fair value through profit and loss. These instruments are measured as if they were one instrument due to the fact that they are related to the same underlying value. Subsequent changes in the fair value of these instruments are recognized through profit or loss.

Catcha Loan

The Group measures the Catcha Loan at fair value with subsequent changes in the fair value recognized through profit or loss. The Catcha Loan satisfies the measurement requirements to be measured at fair value as a result of the embedded derivative related to the repayment option that includes a portion to be repaid in shares.

Contingent consideration related to warrants exercise

In 2023, the Group offered to replace all outstanding warrants with new shares. In order to subscribe to the shares, the warrant holders agreed to pay an additional consideration per share contingent on the Group completing an IPO. As such, the contingent consideration related to warrants exercise is measured at fair value.

Cash-settled share-based payments

The Group has entered into consultancy service agreements involving the alternative settlement of the fee in either cash or equity, where final payment of the fee is contingent on the Group reaching FID. A cash-settled share-based payment is a present obligation for the Group to settle the liability in cash. Such transactions are accounted for in accordance with the requirements for cash-settled share-based payment transactions under IFRS 2 Share-based Payment. This implies measuring the liability at fair value, with any changes in fair value recognized in profit or loss. The fair value measurement requires taking into account any non-vesting conditions, i.e., the Group applies a probability weighted approach when determining the fair value of the liability. The cash-settled payments are recognized as provisions in the Group’s balance sheet.

Convertible Shareholder Loans

The Group has entered into loan agreements with the shareholders and related parties of the Group, in which the lenders were provided a conversion right to convert the principal amount into shares. In September 2022, the Group underwent a debt restructuring in which part of the debt was settled against shares in a subsidiary entity of the Group, a different entity from which the conversion feature in the initial loans applied. As compensation, the lenders were also offered put options and cash consideration, contingent on the Group achieving FID and IPO by June 30, 2024, respectively. The amendments to this agreement constitute a significant modification and are accounted for in accordance with IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments, which requires the extinguishment of the remaining debt and the recognition of a new liability initially measured at fair value. The fair value of the new loan is measured based on the net present value of the future cash flows, discounted using a market rate of interest adjusted for the Group’s estimated non-performance risk. The difference between the fair value of the new loan and the original loan measured at amortized cost is recorded as a gain/loss in profit or loss. The computation of gain/loss under IFRIC 19 also takes into account the fair value of the put option and cash consideration, and the fair value of the issued shares.

At each reporting date, the Group analyzes the movements in the values of assets and liabilities which are required to be remeasured or reassessed as per the Group’s accounting policies. For this analysis, the Group verifies the major inputs applied in the latest valuation by agreeing the information in the valuation models to relevant support documentation. For more information on fair value measurement, refer to note 8.5.

b) Taxes

Current income tax

Current income tax is measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized outside profit or loss, such as items recognized in other comprehensive income or directly in equity, is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in other comprehensive income or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized.

c) Leases

At inception of a contract, the Group assesses whether the contract is, or contains, a lease.

Group as a lessee

At the commencement date, the Group recognizes a lease liability and corresponding right-of-use asset for all lease agreements in which it is the lessee, except for the following exemptions applied:

●	Short-term leases (defined as 12 months or less)

●	Low value assets

For these leases, the Group recognizes the lease payments as operating expenses in the consolidated statement of comprehensive income.

Measuring the lease liability

The lease liability is initially measured at the present value of the lease payments to be made over the lease term. The lease term represents the non-cancellable period of the lease, together with periods covered by an option to extend the lease when the Group is reasonably certain to exercise this option, and periods covered by an option to terminate the lease if the Group is reasonably certain not to exercise that option.

The lease payments included in the measurement comprise:

●	Fixed lease payments, less any lease incentives received

In calculating the present value of a lease payment, the Group uses its incremental borrowing rate at the lease commencement date when the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liability is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of the lease liability is remeasured to reflect any reassessment or lease modifications, or to reflect adjustments in lease payments due to an adjustment in an index or rate.

The Group presents its lease liabilities as separate line items in the consolidated statement of financial position.

Measuring the right-of-use asset

The right-of-use asset is initially measured at cost. The cost of the right-of-use asset includes the corresponding amount of the initial measurement of the lease liability, any lease payments made at or before the commencement date and initial direct costs incurred.

The right-of-use asset is subsequently measured at cost less accumulated depreciation and impairment losses, applying the same policies for impairment as for property, plant and equipment. The right-of-use asset is depreciated from the commencement date to the earlier of the lease term and the remaining useful life of the right-of-use asset. Depreciation is calculated on a straight-line basis.

d) Financial instruments – initial recognition and subsequent measurement

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. The Group’s financial instruments are grouped in the following categories:

Financial Assets

Financial assets measured at amortized cost:

The Group’s financial assets subsequently measured at amortized cost are initially recognized at fair value plus any directly attributable transaction costs.

Financial assets at amortized cost are subsequently measured using the effective interest method (EIR) method. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance income in the consolidated statement of comprehensive income.

Financial assets measured at amortized cost are considered for impairment by recognizing an allowance for expected credit losses (ECLs).

The Group’s financial assets at amortized cost include other current assets and cash and cash equivalents.

Financial assets measured at fair value through profit or loss:

Financial assets at fair value through profit or loss are carried on the consolidated statement of financial position at fair value with any net changes in fair value recognized in finance income (expense) in the consolidated statement of comprehensive income.

The Group’s financial assets measured at fair value through profit or loss include the contingent consideration related to warrant exercise, the 15% option in EAST, the option to acquire 99.81% of KGLNG, the future payment right, and the option to acquire GBTRON.

Financial Liabilities

Financial liabilities measured at amortized cost:

The Group’s financial liabilities subsequently measured at amortized cost are initially recognized at fair value net of directly attributable transaction costs.

After initial recognition, the financial liabilities measured at amortized cost are subsequently measured at amortized cost using the EIR method. Amortized cost is calculated by taking into account any discounts or premiums on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance expense in the consolidated statement of comprehensive income.

Financial liabilities measured at amortized cost include the Group’s interest-bearing liabilities as well as non-interest-bearing liabilities such as trade payables.

Financial liabilities measured at fair value through profit or loss:

Financial liabilities at fair value through profit or loss are carried on the consolidated statement of financial position at fair value with any net changes in fair value recognized in finance income (expense) in the consolidated statement of comprehensive income.

The Group’s only financial liability measured at fair value through profit or loss is the Catcha Loan. There is no interest rate applied to this loan and the amount to be repaid is the same as the amount initially received unless the BCA is terminated in which case Crown would be required to repay either $1.75 million in cash, or $1.0 million in cash and 1.5% of Crown’s outstanding equity.

e) Cash and short-term deposits

Cash and cash equivalents in the consolidated statement of financial position comprise cash at banks and short-term deposits with a maturity of three months or less at acquisition, which are subject to an insignificant risk of changes in value. For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of cash and short-term deposits. The Group has no restricted bank deposits.

f) Convertible loans

Convertible loans are separated into liability and equity components based on the terms of the contract.

On issuance of the convertible shareholder loan, the fair value of the liability component is determined using a market rate for an equivalent non-convertible instrument. The amount is classified as a financial liability measured at amortized cost (net of transaction costs) until it is extinguished on conversion or repayment.

The remainder of the proceeds are allocated to the conversion option that is recognized and included in equity. Transaction costs are deducted from equity, net of associated income tax. The carrying amount of the conversion option is not remeasured in subsequent periods.

Transaction costs are apportioned between the liability and equity components of the convertible shareholder loan, based on the allocation of proceeds to the liability and equity components when the instrument is initially recognized. In 2021 and 2022, the Group’s convertible loans are solely classified as financial liabilities (i.e., equity components are deemed to have zero residual value). The Group has no issued convertible loans outstanding as of December 31, 2023 and 2022. See note 8.2 for more information.

g) Treasury shares

Own equity instruments that are reacquired (treasury shares) are recognized at cost and deducted from equity. No gain or loss is recognized in profit or loss on the purchase, sale, issue or cancellation of the Group’s own equity instruments. Any difference between the carrying amount and the consideration, if reissued, is recognized in share premium.

h) Loss per share

Basic earnings per share or loss per share is calculated by dividing the loss for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

Diluted earnings per share or loss per share is calculated by dividing the loss attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

i) Provisions

Provisions are liabilities with uncertain timing or amount and are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The amount recognized as a provision is the best estimate of the expenditure required to settle the present obligation at the end of the reporting period, that is, the amount that an entity would rationally pay to settle the obligation at the end of the financial year or to transfer it to a third party.

j) Research and development expenses

Research expenses are expensed as incurred. Development expenditures on an individual project are recognized as an intangible asset when the Group can demonstrate:

●	The technical feasibility of completing the intangible asset so that the asset will be available for use or sale

●	Its intention to complete and its ability and intention to use or sell the asset

●	How the asset will generate future economic benefits

●	The availability of resources to complete the asset

●	The availability to measure reliably the expenditure during the development

Following initial recognition of the development expenditure as an asset, the asset is carried at cost less any accumulated amortization and accumulated impairment loss. Amortization of the asset begins when development is complete, and the asset is available for use. It is amortized over the period of expected future benefit. During the period of development, the asset is tested for impairment at least annually or whenever there is an indication that they may be impaired.

k) Employee benefit expenses

Employee benefit expenses comprise all types of remuneration to personnel employed by the Group and are expensed when earned. The Group presents fees related to management-for-hire as employee benefit expenses, as such fees are paid to individuals working for the Group under its discretion in the same way as individuals who are regarded as employees for legal or tax purposes and where the services rendered are similar to services typically rendered by employees.

l) Other operating expenses

Other operating expenses are recognized when they occur and represent a broad range of operating expenses incurred by the Group in its day-to-day activities.

Other operating expenses mainly consist of consulting fees related to the Group’s project development, audit and audit related fees, and project costs. Certain board members have provided services to the Group via their respective consulting companies. For further information about transactions with related parties, see note 9.2.

m) Finance income and finance expense

Interest income and interest expenses are calculated using the effective interest method. The interest expense is related to shareholder loans.

Foreign currency gains or losses are reported as foreign exchange gain or foreign exchange loss in finance income or finance expense, respectively, except for currency translation effects from translation of foreign subsidiaries and the parent company which are presented within OCI.

Interest costs on lease liabilities represents the interest rate used to measure the lease liabilities and is recognized in finance expense on the consolidated statement of comprehensive income.

Finance income and finance expense also include fair value adjustments of the options granted to the Group, the future payment right, the contingent consideration related to warrant exercise, and the Catcha Loan. The instruments are re-measured at each reporting date, and any movements in the fair value are recorded as either a finance income or a finance expense.

n) Commitments and contingencies

Contingent liabilities are not recognized in the consolidated financial statements. Significant contingent liabilities are disclosed, with the exception of contingent liabilities where the possibility of an outflow of economic resources is considered remote.

Contingent assets are not recognized in the consolidated financial statements but are disclosed when an inflow of economic benefits is considered probable.

o) Share-based payments

The group has various agreements with third-party suppliers and East Asia Capital Partners Company Limited (“EACP”) which take the form of share-based payments, whereby these parties render services in exchange for equity instruments (equity-settled transactions). The Group has a service agreement with LNG-9 PTE, LTD and a management-for-hire agreement, where Crown has an intent, and can demonstrate an economic compulsion to settle in cash (cash-settled transactions).

Equity-settled transactions

The cost of equity-settled transactions is determined by the fair value at the date when the grant is made. For the agreements with third-party suppliers and EACP, this fair value was assessed to be the consideration for the services received. Using a time-based measure of progress, the fees are expensed on a monthly basis through profit or loss. The equity-settled share-based payments are recognized as Other equity in the consolidated statement of financial position. Refer to note 8.7 for further details on equity-settled share-based payments.

Cash-settled transactions

Where management is of the opinion that there is an economic compulsion to settle only in cash, and that the fees constitute a present obligation for Crown, these transactions shall be accounted for as cash-settled transactions. Management assesses that in the transaction with choice of settlement, the intent is to settle in cash and settlement in cash is often the preferred method of settlement for the counterparty. As such, there is limited interest and benefit to settle in shares from the perspective of both parties. Given the current financial condition of the Group, Crown does not have sufficient liquidity to settle in cash. However, the fees are payable only when Crown achieves certain milestones, at which point the Company is therefore expected to have adequate funds to settle in cash.

For cash-settled transactions, a liability is recognized for the fair value and the fair value is measured initially and at each reporting date up to, and including the settlement date, with any changes in fair value recognized in profit or loss. Awards that include non-vesting conditions and are dependent on the delivery of specific services (i.e., service conditions) are accrued for as the services are received. The fair value is expensed over the period until the vesting date with recognition of a corresponding liability. Refer to note 5.3 for further details on cash-settled share-based payments.

p) Warrants

The warrants issued by the Group are accounted for as equity instruments because the terms require the Company to deliver a fixed number of shares for a fixed consideration, denominated in NOK which is the functional currency of Crown LNG Holding AS. The warrants are initially measured at cost and are not subsequently re-measured. Refer to note 8.8 for further detail.

q) Subsequent events

If the Group receives information after the reporting period, but prior to the date of authorization for issue, about conditions that existed at the end of the reporting period, the Group will assess if the information affects the amounts that it recognizes in the Group’s consolidated financial statements. The Group will adjust the amounts recognized in its financial statements to reflect any adjusting events after the reporting period and update the disclosures that relate to those conditions in the light of the new information. For non-adjusting events after the reporting period, the Group will not change the amounts recognized in its consolidated financial statements but will disclose the nature of the non-adjusting event and an estimate of its financial effect, or a statement that such an estimate cannot be made, if applicable.

2.4 New and amended standards adopted by the Group

Certain new accounting standards, amendments to accounting standards and interpretations have been published that are not mandatory for the December 31, 2023 reporting periods and these have not been early adopted by the Group. The standards, amendments or interpretations that are expected to have a material impact on the Group in the current or future reporting periods and on foreseeable future transactions are discussed below.

Amendments to IAS 1 and IFRS Practice Statement 2 – Disclosure of accounting policies

The amendments to IAS 1 and IFRS Practice Statement 2 Making Materiality Judgments provide guidance and examples to help entities apply materiality judgments to accounting policy disclosures that are more useful by replacing the requirements for entities to disclosure their ‘significant’ accounting policies with a requirement to disclose their ‘material’ accounting policies and adding guidance on how entities apply the concept of materiality in making decisions about accounting policy disclosures.

The amendments have had an impact on the Group’s disclosures of accounting policies, but not on the measurement, recognition or presentation of any items in the Group’s financial statements.

2.5 Significant accounting judgements, estimates and assumptions

The preparation of the consolidated financial statements in accordance with IFRS and applying the chosen accounting policies requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the accompanying disclosures. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

The estimates and the underlying assumptions, described below, are reviewed by the Group on an ongoing basis.

The accounting policies applied by management which includes a significant degree of estimates and assumptions or judgements that may have the most significant effect on the amounts recognized in the consolidated financial statements, are summarized below:

Accounting judgements:

●	Research & Development: IFRS distinguishes between research and development costs and sets out criterion to assess whether development costs can be capitalized. As such, management exercises considerable judgement when assessing whether expenses incurred in the development phase of a project shall be capitalized as an intangible asset or expensed as incurred. Based on an evaluation of the status on the Group’s ongoing projects, management has concluded that all projects within the Group are at an early stage where there is uncertainty related to future economic benefit. Hence, management concluded that the recognition criteria for capitalizing internal development under IAS 38 Intangible Assets were not met, and the development expenses have been expensed as incurred.

●	Provisions: The Group has entered into service and management-for-hire agreements where the consideration, or part of the consideration, is contingent upon reaching final investment decision (FID) or pre-FID funding related to the Kakinada Terminal Project. Based on the nature of the agreements and the contingent features, management has exercised judgement in determining the appropriate accounting treatment for the fees to be paid in the different agreements. Fees related to the delivery of key milestones, where the payment is contingent on reaching FID and where Crown LNG has the option to settle in either cash or shares, are accounted for as cash-settled share-based payment under IFRS 2 Share-based payment, as the Group has an intent to settle in cash. A provision is recognized for the fair value of the services delivered, using a weighted probability approach to take into account the probability of reaching or not reaching FID. The probability of reaching FID is considered a significant accounting estimate and is described in more detail below.

The Group has entered into management-for-hire arrangements to engage a CEO and CFO to act on behalf of the Group. Such fees are accounted for as long-term employee benefits under IAS 19 Employee benefits. As the payout is contingent on achieving pre-FID funding, which management considers more likely than not, a provision is recorded on a monthly basis corresponding to the fixed amount in the agreement.

In November 2023, the Group has entered into management-for-hire agreement to engage a Director of Finance & Business Development to act on behalf of the Group. The agreement provides the Group with the option to pay in cash or shares, in the event that the BCA does not close. As the Group has an intent to settle in cash, the fees are accounted for as cash-settled share-based payments under IFRS 2 Share-based payment, and a provision is recorded on a monthly basis corresponding to the fixed amount in the agreement.

●	Initial recognition and the subsequent modification to the shareholder loans: During 2021, Crown LNG AS and Crown LNG India AS entered into agreements for two convertible loans with shareholders and related parties of the ultimate parent company, Crown LNG Holding AS, for the purpose of securing continued funding of activities in connection with the implementation of the Kakinada Terminal Project. The loans were structured as convertible loans in which the lenders were given a right to convert each unit into shares. The terms of the agreements included a monthly interest of 1% (Crown India AS) and 2% (Crown LNG AS) and a repayment of the principal plus an amount equal to 100 % of the principal. On September 9, 2022, the Group offered to settle a portion of the outstanding liability against shares in a newly established subsidiary (CIO Investment AS). At the time of settlement, CIO Investment AS was an empty shelf company, established for the purpose of serving as a mutual investment company for investors who wanted to invest in Crown LNG India AS without the exposure to the remainder of the Group’s operations. In order to compensate the lenders for the less attractive shares in CIO Investment AS, lenders were provided a put option and a cash consideration, contingent on the Group completing an IPO and reaching FID by the end of June 2024.

Based on an assessment of the nature and substance of the agreements, management concluded the equity conversion feature under the initial loans mainly were designed to serve as a protective right with no material financial value. The loans were accordingly classified solely as financial liabilities and measured at amortized cost. Management further concluded that the amendments to the settlement agreement in 2022 constituted a significant modification that must be accounted for as a new loan agreement. The conclusion was in large part based on the fact that the settlement offer occurred close to maturity and replaced the former loans with a loan that matures in mid-2024. Further, management also believes that the lenders are not acting in the capacity of shareholders as the proportion in which the amount is lent to Crown does not correspond to their shareholding in the Group. Accordingly, the remaining debt (comprising the premium on the initial loans) was derecognized and replaced with a new liability initially measured at fair value.

The fair value of the new loan was measured based on the net present value of the future cash flows, discounted using a market rate of interest adjusted for the Group’s estimated non-performance risk. Management considers the weighted average interest rate in the two initial loans as the best estimate of the market rate adjusted for own non-performance risk. Further, management has exercised judgement with respect to the accounting for the derecognition of the current liability measured at amortized cost and the new liability measured at fair value. Based on the fact that the put option and cash consideration offered value to the lenders, management is of the opinion that these features must be treated as equity instruments and settlement equivalent to the settlement with shares. This results in measuring the new liability, contingent additional consideration and put options at fair values. The difference between the carrying amount of the extinguished liability and the fair value of aggregate consideration received is recognized in profit or loss.

●	Non-consolidation of KGLNG and GBTRON: Crown holds two options to purchase shares of entities: (1) the option to purchase 99.81% of the outstanding shares of KGLNG and (2) the option to purchase all of the issued shares of GBTRON’s NewCo as well as the right to all future payments in KGLNG as discussed below. These options were acquired in connection with the signing of the KGLNG and GBTRON agreements, respectively, on August 3, 2023. In accordance with IFRS 10 Consolidated Financial Statements, an investor controls an investee if and only if the investor has the following: (a) power over the investee, (b) exposure, or rights, to variable returns from its involvement with the investee, and (c) the ability to use its power over the investee to affect the amount of the investor’s return. Once exercised, the options would grant Crown power over KGLNG and NewCo respectively.

Management evaluated whether these instruments grant Crown power over the entities as of December 31, 2023. The options to purchase shares of the entities are only exercisable from the time period of the completion of the BCA and one year from when the agreements were signed (i.e., August 3, 2024). Since there is no current ability to exercise the options as the BCA is not completed as of December 31, 2023, Crown does not have the ability to control either KGLNG or NewCo, and therefore, does not consolidate these entities in the consolidated financial statements. Further, the future payment right related to KGLNG does provide Crown with exposure to variable returns of KGLNG, however, the future payment right itself does not provide Crown with any power over KGLNG.

●	Consideration for the acquisition of future payment rights: The Group has, since 2019, held a call-option to purchase 15% ownership in EAST. When entering into the KGLNG Transaction Agreement on August 3, 2023 (effective from October 24, 2023), the Group also obtained an option to acquire 99.81% of the shares in KGLNG, and a future payment right in an amount equal to all future distributions made by KGLNG to its shareholders until the aggregate amount of such distributions equals $3.266 billion, and within 30 years from the first gas of the LNG terminal. Management has for accounting purposes considered the initial 15% call-option agreement and the subsequent KGLNG Transaction Agreement as linked due to the following facts:

●	Both agreements relate to the same underlying value, i.e., KGLNG

●	The signing of the KGLNG Transaction Agreement brings the fair value of the 15% EAST option down to $0 as EAST does not hold any other assets providing Crown with additional value in excess of what may be obtained through the KGLNG Transaction Agreement

●	The agreements are entered into with the same related parties, i.e., EAST and GBS Infra Pte Ltd., which is the parent company of EAST

●	The value of the 15% EAST option was taken into consideration when negotiating the consideration for the future payment right under the KGLNG Transaction Agreement

Based on this fact, Crown has treated the fair value loss related to the 15% EAST option as a result of the KGLNG Transaction Agreement as part of the equity consideration granted for the future payment right. See note 8.5 and note 8.7 for further description of the underlying accounting considerations.

●	Consolidation of CIO Investment AS: At December 31, 2022, Crown owned 48.3% of CIO Investments AS, for which Crown was the only shareholder holding shares with voting rights (class B shares) and Crown was the largest shareholder. In July 2023, Crown sold approximately 2.5 million shares. Post the execution of this transaction, Crown holds 38.68% of the shares of CIO Investments AS. Per IFRS 10, a continuous assessment of controls is required if there is any change in the element of control. The subscription offer only included class A shares (without voting rights), and as of December 31, 2023, Crown continues to hold all outstanding share with voting power, which is considered a key element for control. Crown concluded that there was not a change in control despite the ownership structure change and continues to consolidate CIO Investments AS in the consolidated financial statements as of December 31, 2023. Refer to note 6.1 for further details.

Estimates and assumptions:

●	FID date and probability of reaching FID: The estimated fair value of the Group’s cash-settled share-based payments is dependent on the probability of reaching FID and the expected FID date of the Kakinada Terminal project. The probability of reaching FID is set based on key milestones achieved, which represents de-risking of the project for the investors. The most critical milestones for this project are the approval of technology and achieving access to a fully licensed and approved project. This was achieved in January of 2021. The prospectus F-4 was approved effective by the SEC on the February 14, 2024.

The contemplated date for closing of the BCA was, as of December 31, 2023, mid-February 2024, but this has been subsequently postponed to June 2024. It has proven difficult to raise all the capital required (USD 34M) to bring the Kakinada project to FID as part of the closing of the BCA. The likely scenario for securing the capital is now based on the following assumptions: 1) $12-15 million raised as part of the public listing process and closing of BCA, and 2) $30-40 million raised in Crown LNG India AS project company. The probability of IPO is 70% as of December 31, 2023, however, an additional 90 days will be required to raise the additional capital to get to the pre-FID period start. Hence, the Group estimates the probability for FID at 65% as of December 31, 2023 (55% as of December 31, 2022 and 2021).

●	Fair value of instruments related to EAST and KGLNG: The Group holds a call-option to purchase 15% ownership in EAST, an option to acquire 99.81% of the shares in KGLNG, and a future payment right. The fair value of these instruments are all derived from the estimated value of KGLNG, the sole asset of EAST, and are measured together as if they were one instrument. The instruments are measured at fair value through profit or loss in accordance with IFRS 9 Financial Instruments. A valuation method based on an income-based approach, which takes into consideration the enterprise value of KGLNG based on a discounted cash flow model, adjusted for Crown’s ownership interest and a binomial risk factor is applied with the valuation allocated to the instruments. Refer to note 8.5 for further details of the instruments and their relationship to each other. Key assumptions used in the calculation of the fair value include:

●	Terminal fee: Corresponds to the expected day rate fee between KGLNG and Crown LNG. For December 31, 2023, the estimated terminal fee was $447 thousand per day ($447 thousand per day as December 31, 2022 and $382 thousand per day as December 31, 2021) in the operation period. The expected terminal fee is based on a memorandum of understanding (MOU) in place for the lease of the terminal asset and the day rate fee to be paid. However, the contract will not be finalized until the Engineering, Procurement and Construction (EPC) contract has been entered into and may therefore be subject to change. Further, KGLNG is subordinate to Crown LNG with regards to the day-rate fees received, and KGLNG will receive the agreed upon day rate fee before KGLNG receives the residual part of the regasification fee.

●	Regasification price: Corresponds to the estimated fee that KGLNG will receive from customers. As of December 31, 2023, management expects a weighted average regasification price of $0.91/MMBtu ($0.92/MMBTu as of December 31, 2022 and $0.885/MMBtu as of December 31, 2021).

●	Capacity factor: Management estimates a capacity of 93% as of December 31, 2023 (93% as of December 31, 2022 and December 31, 2021), taking into consideration items such downtime for maintenance and other production stop events.

●	Discount rate (WACC): The weighted average cost of capital (WACC) is used as a discount rate in the calculation of the net present value of KGLNG. In estimating the WACC, the risk-free rate is based on the yield of a 10-year U.S. government bond. For December 31, 2023, a WACC of 10% was applied (10% as of December 31, 2022 and 8.5% as of December 31, 2021).

●	Venture Capital (VC) discount rate: In an effort to adjust for the risk associated with the Group’s current state, the valuation applies a combination of two approaches, in which the first approach discounts the fair value back from the FID date of Q2 2026, to December 31, 2023 with a discount rate of 35% (35% as of December 31, 2022 and December 31, 2021). This discount rate is assumed to represent the return that a VC fund would require given the current state of the Group, adjusted upwards to reflect the fact that a large share of VC funds yields negative returns.

●	Probability of reaching FID: The second approach utilizes an overall probability weighting of 65% for success (reaching FID) as of December 31, 2023 (55% as of December 31, 2022 and December 31, 2021). The probability of reaching FID is estimated based on relevant contracts entered into and other steps taken to secure necessary funding in order to reach FID.

Sensitivity analysis is carried out for each of the key assumptions in the assessment, including terminal fee, regasification price, capacity factor, discount rate (WACC), Venture Capital (VC) discount rate, and probability of reaching FID. Refer to note 8.5 for further details.

●	Fair value of contingent consideration related to the warrant exercise: In 2023, the Group offered to replace all outstanding warrants with new shares. In order to subscribe to the shares, the warrant holders agreed to pay an additional consideration of NOK 6.09 per share contingent on the Group completing an IPO. The additional consideration receivable from the shareholders is accounted for as a financial asset at fair value through profit or loss. The fair value is computed using two methods, where the first approach utilizes an early-stage company discount rate and the second approach uses a probability weighted approach based on a probability of achieving an IPO, discounted using a risk-free rate. The fair value is estimated as the mid-point value of the two calculated values. Reference is made to note 2.2 for further detail. Key assumptions used in the calculation of fair value include the anticipated IPO date, probability of FID and the early-stage discount rate:

●	IPO date: As of December 31, 2023, the completion of the BCA was targeted for mid-February 2024 since the expiry date of the SPAC was February 17, 2024. This is the date that was used in the fair value calculation of the contingent consideration related to the warrant exercise. On February 16, 2024, the parties to the BCA entered into certain amendments to the BCA which extended the date on which the BCA may be terminated to May 17, 2024. On May 13, 2024, the date was further extended to June 17, 2024 and on June 17, 2024, this date was further agreed to be extended until June 28, 2024.

●	Probability of IPO: The additional consideration is contingent on the Group completing a listing of the shares through an initial public offering (IPO). At December 31, 2023, the probability of achieving IPO is estimated at 70%. This probability is based on key milestones achieved and contracts entered into through that date, including the letter of intent that was signed for the Business Combination, which represent de-risking of the project to investors, and is assumed to increase the probability of IPO.

●	Early-stage company discount rate: The net present value is computed using a discount rate of 35%, which is considered to represent the return an early-stage investor would require given the current state of the Group. This is in line with the assumption applied in the computation of the fair value of the instruments associated with EAST and KGLNG discussed above.

Sensitivity analysis is carried out for each of the key assumptions in the assessment, including the probability of IPO and the early-stage company discount rate. Refer to note 8.5 for further details.

●	Fair value of the Catcha Loan: Crown and Catcha entered into a promissory note whereby Catcha agreed to provide the Catcha Loan in the principal amount of $750 thousand to Crown to fund the working capital until the closing of the BCA. The Catcha Loan of $750 thousand is repayable within 10 business days after the Closing of the BCA. In the event that the BCA is terminated or does not close, the loan agreement regulates how the loan should be repaid which is at the discretion of the lender (i.e., Catcha): (1) $1.75 million in cash, or (2) $1.0 million in cash and a number of shares of Crown’s stock equal to 1.5% of the outstanding common shares of stock. Each repayment option was assessed with a probability assigned to each potential outcome to calculate the fair value of the Catcha Loan. The significant assumptions applied in the computation of the fair value are the IPO date and the probability of IPO:

●	IPO date: As of December 31, 2023, the completion of the BCA was targeted for mid-February 2024 since the expiry date of the SPAC was February 17,2024. This is the date that was used in the fair value calculation of the contingent consideration related to the warrant exercise. On February 16, 2024, the parties to the BCA entered into certain amendments to the BCA which extended the date on which the BCA may be terminated to May 17, 2024. On May 13, 2024, the date was further extended to June 17, 2024, and on June 17, 2024, this date was further agreed to be extended until June 28, 2024.

●	Probability of IPO: The additional consideration is contingent on the Group completing a listing of the shares through an IPO and the completion of the BCA. At December 31, 2023, the probability of achieving IPO is estimated at 70%, which is consistent with the assumption used to calculate the fair value of the contingent consideration related to the warrant exercise. The probability of paying $1.75 million in cash was estimated at 30% and the probability of paying $1.0 million in cash and 1.5% of Crown’s outstanding common shares in stock was estimated as 0%. These probabilities are based on the assumption that the lender would prefer cash to non-listed common stock in the event that the BCA is terminated.

Sensitivity analysis is carried out for the probability of IPO. Refer to note 8.5 for further details.

The Group based its assumptions and estimates on parameters available as of the dates of the financial position. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Group. Such changes are reflected in the assumptions when they occur.

3 - Segment information

An operating segment is a component of an entity:

●	that engages in business activities from which it may earn revenues and incur expenses,

●	whose operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and

●	for which discrete financial information is available.

Operating segments are components of the Group regularly reviewed by the chief operating decision maker (CODM) to assess performance and be able to allocate resources.

The Board of Directors as a whole is considered to be, collectively, Crown LNG Holding’s CODM. The Group has a small portfolio of projects, with Kakinada Terminal Project being the only project with activity. None of the projects can be said to be significantly distinctive from each other and the Group does not yet engage in business activities from which it may earn revenues. Therefore, the CODM manages the operations as a single operating segment for purposes of allocating resources and evaluating financial performance.

4 - Profit or loss items

4.1 Employee benefit expenses

(in thousands of U.S. dollars)	Years ended December 31,
Employee benefit expenses	Note	2023	2022	2021
Remuneration to the Board of Directors	9.2	$(228)	$(246)	$(198)
Management-for-hire	5.3	(1,553)	(1,351)	(1,307)
Reversal of prior period provision for Board of Directors remuneration		-	321	-
Total employee benefit expenses		$(1,781)	$(1,276)	$(1,505)

Employee benefit expenses comprise the remuneration to the Board of Directors and fees related to management-for-hire (MFH) arrangements with Black Kite AS, Gantt Consulting AS, Swapan Kataria, Lars Mårdalen and Opulenta AS. Management-for-hire include the engagement of consultants to act on behalf of the Group. Other consultancy fees to related parties are presented as part of other operating expenses. Refer to note 9.1 and 9.2 for further detail on the remuneration of the Board of Directors and related party transactions. Refer to note 9.4 for further details on the Share-based payment for Opulenta AS.

Reversal of prior period provision for Board of Directors remuneration of $321 thousand in 2022 relates to Board remuneration for which the Board agreed to waive in order to reduce the Group’s indebtedness.

4.2 Other operating expenses

Other operating expenses mainly consist of consulting fees and project costs related to the Group’s project development and IPO process, and audit and audit related fees. The Chairman of the Board of Directors and other board members have provided services to the Group via their respective consulting companies. For further information about related parties, see note 9.2.

(in thousands of U.S. dollars)	Years ended December 31,
Other operating expenses	Note	2023	2022	2021
Consulting fees		$(6,150)	$(3,365)	$(927)
Project costs		(574)	(791)	(2,149)
Audit and audit related services		(810)	(59)	(25)
GBTRON agreement		(1,000)	(1,706)	(1,706)
Cash-settled share-based payment		(783)	-	-
Other operating expenses		(490)	(346)	(21)
Total other operating expenses		$(9,806)	$(6,267)	$(4,827)

Refer to note 5.3 for further details on the GBTRON agreement and cash-settled share-based payment.

4.3 Depreciation and impairment

(in thousands of U.S. dollars)	Years ended December 31,
Depreciation and Impairment	Note	2023	2022	2021
Depreciation of right-of-use assets	7.1	$-	$(83)	$(39)
Impairment of right-of-use assets related to office equipment	7.1	-	(61)	-
Total depreciation and impairment expenses		$-	$(144)	$(39)

4.4 Finance income and expenses

(in thousands of U.S. dollars)	Years ended December 31,
Finance income	Note	2023	2022	2021
Fair value adjustment financial instruments	8.5	$8,133	$-	$2,428
Other interest income	5.3	0	299	49
Other finance income		-	-	-
Foreign exchange gain		31	-	145
Total finance income		$8,163	$299	$2,622

(in thousands of U.S. dollars)	Years ended December 31,
Finance expenses	Note	2023	2022	2021
Fair value adjustment financial instruments	8.5	$(204)	$(19,941)	$-
Interest expense on lease liabilities	7.1	-	(28)	(13)
Other interest expense	8.2	(458)	(1,693)	(651)
Foreign exchange loss		(74)	(984)	(470)
Other finance expense		(16)	(839)	(984)
Total finance expenses		$(751)	$(23,484)	$(2,118)

Fair value adjustment on financial instruments

Fair value adjustment financial instruments represents an increase in the fair value of the call-option to purchase 15% ownership in EAST of $7.3 million (income) during the period from January 1, 2023 until October 24, 2023 when the KGLNG Transaction Agreement became effective (note 8.5), an increase in the fair value of contingent consideration related to the warrant exercise of $816 thousand (income), and and the recognition of $204 thousand (expense) as a result of the difference between the transaction price initially recorded and the fair value of the Catcha Loan at December 31, 2023. Refer to note 2.3 and note 8.5 for further details on the fair value measurement of the Group’s financial instruments.

Other Interest expenses

Other interest expense mainly comprise amortization on the shareholder loan of $213 thousand (refer to note 8.2) and other interest expenses.

4.5 Income tax

(in thousands of U.S. dollars)	Years ended December 31,
Current income tax expense in the consolidated statement of profit or loss:	2023	2022	2021
Tax payable	$-	$-	$-
Deferred tax:
Relating to origination or reversal of temporary differences	-	2,967	1,156
Total income tax expense reported in the consolidated statement of profit or loss	$-	$2,967	$1,156

	Years ended December 31,
Current income tax expense in the consolidated statement of other comprehensive loss:	2023	2022	2021
Total tax effect on items reported in the consolidated statements of comprehensive loss	$-	$-	$-

(in thousands of U.S. dollars)	As of December 31,
Deferred tax assets:	2023	2022	2021
Project expenses	$(18,040)	$(18,618)	$(20,810)
Lease liabilities	(45)	(56)	(6)
Liabilities	(10,249)	(12,745)	(6,184)
Losses carried forward (including tax credit)	(31,491)	(17,010)	(10,706)
Basis for deferred tax assets:	$(59,825)	(48,429)	(37,706)

(in thousands of U.S. dollars)	As of December 31,
Deferred tax liabilities:	2023	2022	2021
Non-current financial assets	$-	$31,249	$51,191
Basis for deferred tax liabilities:	$-	$31,249	$51,191

Net deferred taxes:	$(13,162)	$(3,780)	$2,967
Deferred tax asset not recognized:	13,162	3,780	-
Net deferred taxes in the consolidated statements of financial position:	$-	$-	$2,967

As a result of reported losses in prior periods and uncertainty with regards to whether taxable profits will be available against which the unused tax losses can be utilised, management is of the opinion that the deferred tax asset does not meet the recognition criteria under IAS 12 Income Taxes.

The Group’s operations are only subject to income tax in Norway. The statutory income tax rate is 22%.

4.5 Income tax (Continued)

A reconciliation of tax expense is as follows: (in thousands of U.S. dollars)	Years ended December 31,
Reconciliation of income tax expense	2023	2022	2021
Loss before tax	$(4,174)	$(30,872)	$(5,867)
Tax benefit 22% (Norwegian tax rate)	918	6,792	1,292
Change to prior period tax benefit	-	-	-
Permanent differences*	8,485	(50)	-
Effects of foreign tax rates	-	-	-
Currency effects	-	5	(136)
Effect of not recognizing deferred tax assets	(9,382)	(3,780)	-
Recognized income tax benefit	$-	$2,967	$1,156

*	The permanent difference for 2023 relates to the fair value adjustment of the call option to purchase 15% ownership in EAST.

5 - Other operating activities

5.1 Other current assets

(in thousands of U.S. dollars)	As of December 31,
Other current assets	2023	2022
Prepaid expenses	$295	$1
VAT receivable	122	11
Total other current assets	$417	$11

5.2 Trade payables

(in thousands of U.S. dollars)		As of December 31,
Trade payables	Note	2023	2022
Trade payables	8.3	$5,038	$1,856
Total Trade payables		$5,038	$1,856

The Group has incurred penalty interest of $96 thousand in 2023 (2022: $113 thousand and 2021: nil) due to late payments.

5.3 Provisions

The Group classifies provisions in the following categories:

●	Provisions for Management-for-Hire (MFH): contains provisions related to accrued fees for consultants acting in roles such as CEO, CFO and CIO on behalf of the Group, which will be payable only at the time Crown LNG has secured the development funding for the Kakinada Terminal Project (FID funding). These provisions are accounted for under IAS 19 Employee Benefits.

●	Board Remuneration: includes provisions related to compensation of the Board of Directors

●	Cash-settled share-based payment include:

●	provisions related to a management-for-hire agreement with Lars Mårdalen (Director of Finance & Business Development)

●	provisions for consultant fees which are incurred when specific milestones are delivered, and where the fixed fees may be settled in shares or cash, at the discretion of Crown LNG. The fees will be payable contingent on a successful FID for the Kakinada Terminal project. Provisions are recorded at the time the underlying service is delivered, i.e., when a milestone has been met.

●	Exclusivity agreement with GBTRON: includes provisions related to exclusivity fees for the exclusive right to develop, own, operate and lease to GBTRON a FSRU.

●	Other provisions mainly comprise fixed retainer fees to LNG-9 PTE LTD for delivered consultancy services.

Provisions for Management for Hire

The Group entered into a management for hire (MFH) agreement with Black Kite AS on July 5, 2020, in which Crown LNG Holding AS has engaged Joern Husemoen to act as CFO on behalf of Crown LNG. Either party may terminate the agreement for any reason whatsoever during the contracted period. 1/3 of the monthly fee (NOK 400 thousand) is invoiced and payable each month whereas 2/3 is payable contingent on the Group achieving pre-FID funding. As of December 31, 2022 and 2023, incurred and un-invoiced fees, before currency translation effects, amounted to $873 thousand and $1.3 million, respectively. The agreement was entered into on July 1, 2020 and will be in force until August 31, 2024.

The Group has entered into a MFH agreement with Gantt Consulting AS, in which Crown LNG has engaged Gunnar Knutsen to act as CEO on behalf of Crown LNG AS. The agreement was entered into on July 10, 2020. Either party may terminate the agreement for any reason whatsoever during the contracted period. 1/3 of the monthly fee (NOK 575,000) is invoiced and payable each month whereas 2/3 is payable contingent on the Group achieving pre-FID funding. As of December 31, 2022 and 2023, incurred and un-invoiced fees, before currency translation effects, amounted to $1.0 million and $1.5 million, respectively. The agreement was renewed on April 1, 2023, and will remain in force for 24 months and then automatically expire.

The Group has entered into a MFH agreement with Swapan Kataria on January 1, 2022, to act as managing director in Crown LNG India AS (CIO) and Chief Sales Officer (CSO) for the Group, for a monthly fee of NOK 400,000. The contract is in force until December 31, 2028, with an option to extend the term for 12 consecutive months. In contrast to the MFH arrangements with Black Kite and Gantt, the entire fee will be invoiced and become payable when the Group achieves pre-FID funding. As of December 31, 2022 and 2023, incurred and un-invoiced fees, before currency translation effects, amounted to $487 thousand and $829 thousand, respectively.

Provision for Board Remuneration

The Chairman of the Board and board members receive compensation to reflect the responsibility, expertise and time spent on the Group. As of December 31, 2022 and 2023, board remuneration amounted to $247 thousand and $228 thousand, respectively. Unpaid compensation amounted to $434 thousand and $409 thousand, respectively. The unpaid compensation is deferred until the Group has completed its ongoing capitalization through the public listing.

5.3 Provisions (Continued)

Cash-settled share based payment liabilities

On November 29, 2023, Crown entered into a management-for-hire agreement with Lars Mårdalen, to act as Director of Finance & Business Development for Crown LNG Holding AS until September 2024, at which point the agreement is planned to be replaced with a new contract of employment as a member of the Crown LNG Management Team. The compensation for the assignment is NOK 200,000 per month, excluding VAT, payable in cash upon completion of the Business Combination Agreement (BCA) with Catcha Group. In the event that the BCA with Catcha Group does not close, or is delayed, the parties have agreed to treat the fee owed to Mr. Mårdalen as a convertible debt to be settled in cash or in shares within six months following the planned end date of the arrangement. The debt note shall accrue interest at 6% per annum. Additionally, in the event of a successful closing of the BCA, an additional compensation of NOK 200,000 shall be paid to Mr. Mårdalen. As of December 31, 2023, incurred and un-invoiced fees amounted to $20 thousand. The agreement is accounted for as a cash-settled share-based payment. Refer to note 2.5 for more detail regarding the accounting treatment of the agreement.

The Group has entered into a service agreement with LNG-9 PTE Ltd in which the Group will pay a monthly retainer fee in addition to fixed fees when specific milestones are met related to the signing of different target contracts related to the Kakinada Terminal Project. The fees will be invoiced and payable only when the Group reaches FID. Management has applied a probability weighted approach when estimating the fair value of the cash-settled liability, by adjusting the fees according to the terms of the contract with the probability of the Group reaching FID (estimated to 65% probability as of December 31, 2023). Refer to note 2.5 for more detail regarding the determination of probabilities with respect to reaching FID. As of December 31, 2023, FID related to the Kakinada Terminal Project is estimated for Q2 2026. Below is a summary of the key terms of the two milestones for which management has recorded a provision:

●	On signing of the Exclusivity Agreement for project development, delivery and operation and maintenance for the LNG terminal for minimum 30 years, the Group will pay $6.0 million. The fee invoiced may be paid in shares by conversion based on valuation used for pre-FID funding with a discount of 20%. Crown has the intent of settling in cash, and the fee is considered a cash-settled share-based payment provision within the scope of IFRS 2. As of December 31, 2022 and 2023, management recorded an accumulated provision of $2.9 million and $3.6 million, respectively.

●	On signing of Investment Agreement for minority ownership of 15% or more in EAST the Group will pay a lump sum of $2.0 million. The fee invoiced may be paid in shares by conversion based on pre-FID valuation used for funding with a discount of 20%. Crown has the intent of settling in cash, and the fee is considered a cash-settled share-based payment within the scope of IFRS 2. As of December 31, 2022 and 2023, management recorded an accumulated provision of $994 thousand and $1.1 million, respectively.

Exclusivity Agreement with GBTRON Lands Limited (GBTRON)

On August 2020, the Group entered into an Exclusivity Agreement with GBTRON for the exclusive right to develop, own, operate and lease to GBTRON a Floating Storage Regasification Unit (FSRU) on a day-rate to be agreed in a future lease agreement. Under the agreement, Crown LNG will pay an exclusivity fee of $4.0 million, originally due at the end of December 31, 2022, the fee has not been paid and the due date was negotiated and deferred to 2023. Thereafter, the Group will pay an annual exclusivity fee of $1.0 million until FID of the FSRU. As of December 31, 2022 and 2023, management recorded an accumulated provision of $4.0 million and $5.0 million, respectively. On October 30, 2023, the parties entered into an amendment stating that Crown can extend payments until February 28, 2024, subject to payment of a monthly extension fee of $160 thousand, thus the $5.0 million provision is not paid as of December 31, 2023. The payment falls due on February 28, 2024 as per the amendment agreement, however the parties are currently in discussions to extend the payment terms, and monthly payments have been extended subsequent to February 28, 2024.

Other

Other provisions mainly comprise the fixed retainer fees related to the Joint Development Agreement (JDA) with LNG-9 PTE LTD for delivered consultancy services. During 2023, the parties agreed to terminate the JDA, and as a result, the retainer fees under the JDA during the period January 2022 until December 2022 are no longer required to be paid due to the fact that the global sales organization has been onboarded under individual MFH-arrangements since January 2022. Other provisions as of December 31, 2023 mainly comprise various consultancy fees in addition to remaining retainer fees incurred prior to January 1, 2022.

5.3 Provisions (Continued)

A provision is made and calculated based on management assumptions at the time the provision is made and is updated as and when new information becomes available. All provisions are reviewed at each reporting period.

Reconciliation of provisions and other liabilities:

(in thousands of U.S. dollars)	Board Remuneration	Cash-settled share-based payments	Provisions for MFH	Other	Exclusivity agreement with GBTRON	Total
As of January 1, 2022	$614	4,275	1,323	1,464	2,293	9,969
Additional provisions made	182	-	1,188	718	1,705	3,793
Adjustment cash-settled payment	-	(299)	-	-	-	(299)
Amounts paid	(326)	-		-	-	(326)
Currency translation effects	(36)	-	(139)	(154)	-	(329)
As of December 31, 2022	$434	3,975	2,372	2,028	3,998	12,807
Current provisions	$434	-		10	3,998	4,442
Non-current provisions	$-	3,975	2,372	2,015	-	8,366
As of January 1, 2023	434	3,975	2,372	2,028	3,998	12,807
Additional provisions made	176	20	1,148	245	1,000	2,588
Adjustment cash-settled payment	-	783	-	-	-	783
Reclassifications	(98)	-	-	(191)	-	(290)
Forgiven retainer fee	-	-	-	(521)	-	(521)
Currency translation effects	(8)	-	(49)	(44)	2	(99)
As of December 31, 2023	$504	4,778	3,471	1,516	5,000	15,269
Current provisions	$504	20	3,471	1,516	5,000	10,511
Non-current provisions	$-	4,758	-	-	-	4,758

6 - Group structure

6.1 Group companies

The consolidated entities

The subsidiaries of Crown LNG Holding AS are presented below:

		December 31, 2023
	Office	CUR	Shareholding	Group’s voting share
Crown LNG AS	Norway	NOK	100%	100%
CIO Investment AS*	Norway	NOK	38.68%	100%
Crown LNG India AS	Norway	NOK	95.1%	100%
Crown LNG India Limited	Hong Kong	NOK	95.1%	100%
Crown LNG Holding USA LLP**	USA	NOK	100%	100%

*	CIO Investment AS is an intermediate holding company with the main purpose of being owner for investments in the Group’s projects in India.

In July 2023, Crown LNG Holding AS entered into an agreement by accepting subscription forms from external shareholders for sale of certain of its shares in CIO Investments AS. Under the agreement, the shares are sold with a put option exercisable by the shareholders at the time of successful public listing in US at a strike price of NOK 5.23 per share. Crown LNG Holding AS was able to sell approximately 2.5 million shares at a total price of NOK 5 million ($493 thousand). Post the execution of this transaction Crown LNG Holding AS now holds 38.68% in CIO Investment AS. However, Crown LNG Holding AS still holds the only share with voting rights and remains in control of CIO Investments AS. The put option is not recognized as a financial liability as it is considered under the Group’s control not to conduct an IPO.

**	Crown LNG Holding USA LLP is a non-capitalized dormant company for the periods covered by these consolidated financial statements.

All subsidiaries are included in the consolidated financial statements.

7 - Fixed assets

7.1 Right-of-use assets and lease liabilities

The Group’s leased assets

The leased asset recognized in the statement of financial position as of December 31, 2021 relates to a lease of office space at Skøyen Atrium in Oslo, Norway. The lease had a lease term of 5 years. However, the lease was terminated in June 2022, after signing a settlement agreement with the lessor. As a result, the Group’s leased meeting room equipment is temporarily not in use, and it is uncertain at what time the equipment will be used again. Hence, the right of use asset has been impaired. As of December 31, 2022 the Group had only one lease related to office equipment. As of December 31, 2022 and 2023 the Group did not recognize any right-of-use assets on the Consolidated statements of financial position. Low value leases during 2022 and 2023 have been expensed as incurred as set out in the table below.

The Group’s right-of-use assets recognized in the consolidated statements of financial position are presented in the table below.

Right-of-use assets
(in thousands of U.S. dollars)	Office space	Office equipment	Total
Carrying amount as of December 31, 2021	$753	-	753
Additions of right-of-use assets	-	75	75
Terminated contracts	(614)	-	(614)
Impairment	-	(61)	(61)
Depreciation	(77)	(6)	(83)
Other/Currency translation effects	(62)	(8)	(70)
Carrying amount as of December 31, 2022	$-	-	-
Additions of right-of-use assets	-	-	-
Terminated contracts	-	-	-
Impairment	-	-	-
Depreciation	-	-	-
Other/Currency translation effects	-	-	-
Carrying amount as of December 31, 2023	$-	-	-

(in thousands of U.S. dollars)	Years ended December 31,
Expenses in the period related to practical expedients and variable payments	2023	2022	2021
Short-term lease expenses	$-	-	-
Low-value assets lease expenses	-	10	1
Total lease expenses in the period	$-	10	1

The lease expense in the periods related to low-value assets are included in Other operating expenses in the Consolidated statements of comprehensive income, and the payments are presented in the Group’s operating activities in the consolidated statements of cash flows.

7.1 Right-of-use assets and lease liabilities (Continued)

The Group’s lease liabilities (in thousands of U.S. dollars)	As of December 31,
Undiscounted lease liabilities and maturity of cash outflows	2023	2022
Less than one year	$16	16
One to two years	16	16
Two to three years	16	16
Three to four years	1	16
Four to five years	-	1
More than five years	-	-
Total undiscounted lease liabilities	$49	65

Lease liabilities	Office	Office
(in thousands of U.S. dollars)	space	equipment	Total
Carrying amount as of December 31, 2021	$759	-	759
New leases recognized during the period	-	75	75
Terminated contracts	(629)	-	(629)
Cash payments	(93)	(15)	(108)
Interest expense on lease liabilities	24	4	28
Other/Currency translation effects	(60)	(8)	(69)
Carrying amount as of December 31, 2022	$-	56	56
New leases recognized during the period	-	-	-
Terminated contracts	-	-	-
Cash payments	-	(16)	(16)
Interest expense on lease liabilities	-	3	3
Other/Currency translation effects	-	2	2
Carrying amount as of December 31, 2023	$-	45	45
Current lease liabilities in the statements of financial position	-	13	13
Non-current lease liabilities in the statements of financial position	-	32	32

8 - Financial instruments and equity

8.1 Overview of financial instruments

The carrying amount of the Group’s financial assets and liabilities are presented in the tables below:

(in thousands of U.S. dollars)		Financial instruments at amortized	Fair value through profit or
As of December 31, 2023	Notes	cost	loss	Total
Assets
Receivables
Other current assets	5.1	$417	-	417
Cash and cash equivalents	8.6	88	-	88
Current financial assets	8.5	-	4,228	4,228
Non-current financial assets	8.5	-	242,360	242,360
Total financial assets		$504	246,588	247,092

Liabilities
Interest-bearing loans and borrowings including trade payables and other non-current liabilities
Non-current interest-bearing liabilities	8.2	$1,223	-	1,223
Non-current lease liabilities	7.1	32	-	32
Current lease liabilities	7.1	13	-	13
Other current liabilities	8.9	750	-	750
Current interest-bearing liabilities	8.2	1,212	954	2,166
Trade payables	5.2	5,038	-	5,038
Total financial liabilities		$8,269	954	9,222

Finance income and finance costs arising from the Group’s financial instruments are disclosed separately in note 4.4.

(in thousands of U.S. dollars)		Financial instruments at amortized	Fair value through profit
As of December 31, 2022	Notes	cost	or loss	Total
Assets Receivables
Other current assets	5.1	$11	-	11
Cash and cash equivalents	8.6	36	-	36
Non-current financial assets	8.5	-	31,249	31,249
Total financial assets		$47	31,249	31,296

Liabilities
Interest-bearing loans and borrowings including trade payables and other non-current liabilities
Non-current interest-bearing liabilities	8.2	$1,689	-	1,689
Non-current lease liabilities	7.1	44	-	44
Current lease liabilities	7.1	12	-	12
Current interest-bearing liabilities	8.2	-	-	-
Trade payables	5.2	1,856	-	1,856
Total financial liabilities		$3,601	-	3,601

Finance income and finance expense arising from the Group’s financial instruments are disclosed separately in note 4.4.

8.2 Interest-bearing liabilities

Specification of the Group’s interest-bearing liabilities (in thousands of U.S. dollars)	Interest rate		December 31,	December 31,
Non-current interest-bearing liabilities	(annual)	Maturity	2023	2022
Debt to Board of Directors	15%	At pre-FID funding*	$-	$256
Shareholder Loan	0%**	At FID*	1,223	945
Promissory notes	12% and 15%	At pre-FID funding	-	488
Total non-current interest-bearing liabilities			$1,223	$1,689

*	At December 31, 2023, Final Investment Decision (FID) related to the Kakinada Terminal Project is estimated to occur in Q2 2026.

**	The loan has a zero nominal rate, however upon initial recognition it is discounted with an applicable market rate giving an effective annual interest rate of 20%.

Debt to Board of Directors consists of a shareholder loan from Black Kite, in which Black Kite has delivered services related to an Export Terminal Project in the US Gulf of Mexico, which becomes payable at pre-FID funding, which will occur approximately 18-24 months prior to FID for the project. The loan has an interest payable on the unpaid principal at the rate of 15% per annum.

Shareholder Loan comprise the redemption amount on the 2021 convertible loans which were partially settled in 2022. The principal portion of the loan was settled against shares in a subsidiary entity. Additionally, the Group granted the lenders put options and cash consideration, contingent on the Group achieving FID and IPO by June 30, 2024 respectively. These are not recognized as financial liabilities as it is considered within the Group’s control not to complete the IPO and FID. The current estimate is that the IPO will be achieved subsequent to June 30, 2024 and FID has been delayed and will be reached in Q2 2026, hence the criterion to meet IPO and FID within June 30, 2024 will not be met.

(in thousands of U.S. dollars)	Interest rate		December 31,	December 31,
Current interest-bearing liabilities	(annual)	Maturity	2023	2022
Debt to Board of Directors	15%	At pre-FID funding	$284	-
Short-term loan from LNG-9	24%	November 30, 2024	400	$-
Promissory notes	12% and 15%	At pre-FID funding	529	-
Catcha Loan	0%	At BCA*	954	-
Total current interest-bearing liabilities			$2,166	$-

8.2 Interest-bearing liabilities (Continued)

Short-term loan from LNG-9 comprise a loan of $200 thousand subject to 24% annual interest rate, invoiced and payable on a monthly basis. The loan had an initial maturity on November 23, 2023 but was deferred until November 30, 2024 and increased with $160 thousand as per the agreement dated November 30, 2023. Refer to note 9.2 for further information.

Promissory notes include loans to other shareholders. The loans have an interest payable on the unpaid principal at the rate of 12% and 15% per annum, and will mature when the Group achieves pre-FID funding, which is estimated to occur around 18 to 24 months prior to FID which is expected in Q2 2026.

On October 27, 2023, Catcha and Crown entered into a promissory note whereby Catcha agreed to provide a loan in the principal amount of $750 thousand to Crown to fund working capital until the closing of the BCA. Crown has agreed to repay the $750 thousand to Catcha within ten (10) business days of Catcha providing Crown with written notice of demand after the Closing. The Catcha Loan will mature upon the completion of the BCA. In the event that the BCA is terminated or does not close, the loan agreement regulates how the loan should be repaid which is at the discretion of the lender (1) $1.75 million in cash, or (2) $1.0 million in cash and a number of shares of Crown’s stock equal to 1.5% of the oustanding common shares of stock. Depending on the outcome of the BCA, the loan will either be repaid at 0% interest rate, or an incremental amount will be due. The fair value of the Catcha Loan reflects the probability of either completing the BCA and achieving IPO or the alternative payment methods. Refer to note 8.5 for further details of the loan, including sensitivities of the IPO significant assumption.

The reconciliation of changes in liabilities incurred as a result of financing activities are presented in note 8.3. The Group has not given any guarantees to, or on behalf of, third parties in the current or previous period.

8.3 Aging of financial liabilities

Contractual undiscounted cash flows from financial liabilities are presented below:

(in thousands of U.S. dollars)		Less than	6 to 12	1 to 3	3 to 5	Over 5
As of December 31, 2023	Notes	6 months	months	years	years	years	Total
Financial liabilities
Non-current interest-bearing liabilities	8.2	$-	-	-	1,223	-	1,223
Current interest-bearing liabilities	8.2	954	1,212	-	-	-	2,166
Trade payables	5.2	5,038	-	-	-	-	5,038
Non-current lease liabilities	7.1	-	-	15	17	-	32
Current lease liabilities	7.1	7	6	-	-	-	13
Other current liabilities	8.9	750					750
Total financial liabilities		$6,749	1,219	15	1,240	-	9,222

(in thousands of U.S. dollars)		Less than	6 to 12	1 to 3	3 to 5	Over 5
As of December 31, 2022	Notes	6 months	months	years	years	years	Total
Financial liabilities
Non-current interest-bearing liabilities	8.2	$-	-	1,689	-	-	1,689
Trade payables	5.2	1,856	-	-	-	-	1,857
Non-current lease liabilities	7.1	-	-	28	16	-	44
Current lease liabilities	7.1	6	6		-	-	12
Total financial liabilities		$1,862	6	1,717	16	-	3,601

8.4 Financial risk management

Overview

The Group’s principal financial liabilities, comprise interest-bearing liabilities, lease liabilities, prepayment of shareholder loans, and trade payables. The main purpose of these financial liabilities is to finance the Group’s operations. The Group’s principal financial assets relate to the future payment rights in KGLNG, warrant receivable, and cash from financing activities.

The Group is exposed to a range of risks affecting its financial performance, including market risk and liquidity risk. The Group seeks to minimize potential adverse effects of such risks through sound business practice, risk management and strategic investments, including investments in share options and other step-up opportunities, limiting the initial exposure for future development projects.

Risk management is carried out under policies approved by the Board of Directors. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk for the Group comprise of foreign currency risk. Financial instruments affected by market risk include trade payables and provisions for various consultancy fees and board remuneration.

Foreign currency risk:

Foreign currency risk is the risk that the fair value of future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Group’s exposure to the risk of changes in foreign exchange rates relates primarily to the Group’s provisions, of which the majority is set to be paid in U.S. Dollars. Payment of these provisions are dependent on FID-funding related to the Kakinada Terminal Project. The Group is also exposed to currency risk related to a contingent cash consideration and put option (contingent on IPO and FID before June 30, 2024 and Q2 2026, respectively), which are features included in the modified shareholder loan agreement entered into in 2022. These are not yet recognized in the consolidated statements of financial position, but may have an effect on cash flows in the future.

The following table demonstrates the sensitivity to a reasonable possible change in USD exchange rates with all other variables held constant.

		Change in	Effect on loss
Foreign currency sensitivity	Date	FX rate	before tax Effect on equity
Increase / decrease in NOK/USD	December 31, 2023	+/- 10%	(734) / 734	(734) / 734
Increase / decrease in NOK/USD	December 31, 2022	+/- 10%	(935) / 935	(935) / 935

The sensitivity analysis is based on booked amounts of financial instruments and does not include the consideration of contingent cash consideration and put option.

8.4 Financial risk management (Continued)

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Group, being a start-up company in a highly capital-intensive market is significantly exposed to liquidity risk. To reduce the Group’s liquidity risk, management has been working on raising capital for the Group. This process has included debt conversions and direct capital contributions from the existing shareholders during 2021, 2022 and 2023. On August 3, 2023, Crown LNG Holding AS entered into a definite business combination agreement to go public in United States through a merger with a special purpose acquisition company (SPAC). The listing is expected to raise further capital, the Group plans to use the proceeds from the SPAC deal and related funding received as part of the listing process to fund ongoing anchor projects to final investment decision (FID). Refer to note 1 for further detail.

In relation to vendors necessary to deliver services to the projects, management is focusing on a strategy to limit price risks, and therefore for most of its significant contracts, utilize fixed price arrangements, to ensure satisfactory liquidity budgeting in the Group.

Credit risk:

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or contract leading to a financial loss. The Group’s exposure to credit risk is limited, as the Group’s receivables mainly relate to VAT receivables towards the Norwegian Tax Authorities and cash in large financial institutions.

Interest rate risk:

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates are limited, as the Group has cash in low interest bank accounts and does not have any external financing with floating interest rates.

8.5 Fair value measurement

Management has assessed that the fair values of cash and cash equivalents, other current assets, trade payables and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments and the current risk-free interest rates.

Instruments associated with EAST and KGLNG

EAST owns the outstanding shares of Krishna Godavari LNG Terminal Private Limited (KGLNG). KGLNG currently owns an approved license valid for 35 years to operate an offshore LNG import and regasification terminal at Kakinada Deep Water Port. In relation to EAST and KGLNG, the Group currently holds the following instruments:

●	Call option to purchase 15% ownership in EAST – The call option has a strike price of $15 million (of which $0.5 million has already been paid) and can be exercised through a payment of the remaining $14.5 million, where Crown will receive a 15% ownership interest of EAST. The 15% call option is exercisable upon FID. Refer to further details in note 9.2.

●	Option to acquire 99.81% of KGLNG – As a part of the KGLNG Transaction Agreement, Crown obtained an option to purchase 99.81% of the shares in KGLNG for an exercise price of $60 million to be settled by way of issuing a promissory note to EAST. This option can be exercised at any time from the completion of the BCA to August 3, 2024.

●	Future payment right – As a part of the KGLNG Transaction Agreement, Crown agreed to acquire a future payment right in an amount equal to all future distributions made by KGLNG to its shareholders until the aggregate amount of such distributions equals $3.266 billion, in which Crown issued equity as consideration to EAST. The future payment right was initially recognized with a fair value adjustment of $242.3 million. Refer to note 8.7 for further details of this transaction.

When negotiating the terms of the KGLNG Transaction Agreement entered into on August 3, 2023, the parties contemplated the option to purchase the 15% ownership in EAST that was held by Crown. Both agreements relate to the same underlying value (KGLNG), include the same related counterparties and the signing of the KGLNG Transaction Agreement affects the value of the option to purchase the 15% ownership in EAST. Based on this fact, management has, for accounting purposes, considered the two agreements as linked. Accordingly, management has considered the fair value loss related to the 15% EAST option, that derived as a result of the parties entering into the KGLNG Transaction Agreement, as part of the consideration granted for the future payment right acquired through the KGLNG Transaction Agreement (i.e. not recognized through the statement of comprehensive income).

The fair values of the call option to purchase 15% ownership in EAST, option to acquire 99.81% of KGLNG and the future payment right are derived from the estimated value of KGLNG as the sole asset of EAST. To estimate the fair value of KGLNG, the income approach was used, which takes into consideration the enterprise value based on a discounted cash flow model. Since the three instruments are linked and all relate to the same underlying value, the assessment and measurement was performed as if they were one instrument.

To appropriately adjust for the risk, two approaches have been applied for which the mid-point of the two calculated values has been used to determine the fair value. The first approach utilizes a discount rate on the fair value of KGLNG using an early stage required return of 35%, assumed to represent the required rate of return for an investor, e.g., a VC fund, given the current state of the Group. The second approach utilizes an overall probability-weighted best estimate by applying a reduction of 35% to the post-money FID valuation, which is reflective of the risk of not reaching FID.

The valuation is subject to uncertainty because it is measured based on significant unobservable inputs and is therefore designated as a Level 3 fair value instrument. The unobservable inputs include, but are not limited to, the terminal fee, the regasification price, capacity factor, the discount rate (WACC), Venture Capital discount rate, and probability of reaching FID. If factors change and different assumptions are used, other finance (expense)/income could be materially different.

Up until October 24, 2023, the fair value of only the call option to acquire 15% of EAST was considered with any changes in the fair value being recognized in finance income (expense) on the consolidated statement of comprehensive income. Upon the acquisition of the future payment rights and the option to acquire 99.81% of KGLNG, the call option to acquire 15% of EAST still exists, however management assesses the fair value of these three instruments as they were one instrument (below labled “future payments rights”), due to the fact that they are related to the same underlying value to avoid double counting and arbitrary allocations. See also note 8.7 for more information.

8.5 Fair value measurement (Continued)

Contingent consideration related to warrant exercise on January 9, 2023

In 2023, the Group offered to replace all outstanding warrants with new shares. In order to subscribe to the shares, the warrant holders agreed to pay an additional consideration of NOK 6.09 per share contingent on the Group completing an IPO. The additional consideration receivable from the shareholders is accounted for as a financial asset at fair value through profit or loss. The fair value is computed using two methods, where the first approach utilizes an early-stage company discount rate and the second approach uses a probability weighted approach based on a probability of achieving an IPO, discounted using a risk-free rate. The fair value is estimated as the mid-point value of the two calculated values. Reference is made to note 2.5 for further detail. The valuation is based on significant unobservable inputs and is therefore classified as a Level 3 fair value instrument. Significant assumptions applied in the computation of the fair value include the IPO date, probability of IPO of 70%, and the early-stage company discount rate of 35% as of December 31, 2023.

Option to acquire GBTRON

On August 3, 2023, concurrent with the BCA, GBTRON Lands Limited and Crown LNG entered into a transaction agreement for (i) amendment to Exclusivity Agreement to, among other things, extend the long stop date of the FID for the Grangemouth Project to December 31, 2025, (ii) GBTRON to set up a new limited liability company (“NewCo”) and transfer certain rights, obligations and assets in connection with development of the Grangemouth Project to NewCo upon exercise of the GBTRON Option by Crown, and (iii) grant to Crown an option to purchase all the issued shares of NewCo to be exercised at any time from the completion of the Business Combination to August 3, 2024.

GBTRON granted to Crown LNG the GBTRON option to require that GBTRON (a) transfers the NewCo Assets to NewCo and (b) sells all the issued shares of NewCo to Crown at a nominal exercise price of £1 in aggregate. The GBTRON option is exercisable by Crown LNG, at its discretion, at any time from the completion of the BCA to August 3, 2024. Upon the exercise of the GBTRON option, GBTRON will execute the NewCo Assets Transfer and NewCo will issue the NewCo Purchase Promissory Note in favor of GBTRON in the principal amount of $25 million as consideration for the transfer of the NewCo Assets. GBTRON will transfer the shares in NewCo to Crown LNG for a cash consideration of $1.00. Immediately thereafter, GBTRON shall transfer the NewCo Purchase Promissory Note to PubCo in consideration for the issuance of PubCo Ordinary Shares for an aggregate amount of $25 million based on a per share price equal to 95% of the closing price of PubCo Ordinary Shares on the business day prior to the option exercise.

Crown acquired the GBTRON option through an orderly transaction with GBTRON at no additional cost. There have been no significant changes in either the fundraising landscape or the outlook for the Grangemouth project between the agreement date and the valuation date, with the most recent orderly transaction occurring less than six months prior. The fair value applied to the GBTRON option is equal to that of the recent orderly transaction, and the fair value was assessed as $0.

Catcha Loan

On October 27, 2023, Crown LNG Holdings AS (“Crown”) and Catcha Investment Corp. (“Catcha”) entered into a promissory note whereby Catcha agreed to provide a loan in the principal amount of $750 thousand (the “Catcha Loan”) to Crown to fund the working capital until the closing of the BCA. The Catcha Loan of $750 thousand is repayable within 10 business days of Catcha providing Crown with written notice of demand after the Closing of the BCA.

In the event that the BCA is terminated or does not close, the loan agreement regulates how the loan should be repaid which is at the discretion of the lender (i.e., Catcha): (1) $1.75 million in cash, or (2) $1.0 in cash and a number of shares of Crown’s stock equal to 1.5% of the outstanding common shares of stock. If this payment is not made within 10 business days, then Crown will transfer warrants that entitle Catcha to purchase a number of shares of stock equal to 0.30% per annum of the outstanding stock of Catcha for a price per share of $0.01 accruing monthly until the time that Catcha receives the full amount of the payment as summarized above.

Each repayment option was assessed with a probability assigned to each potential outcome to calculate the fair value of the Catcha Loan. At initial recognition, the discount rate was calculated that would calibrate the outcome to ensure the fair value equaled the transaction price of $750 thousand. As there was no change in the probabilities assigned to each option as there no changes in the fundraising and market conditions of Crown between October 27, 2023 and December 31, 2023, the same discount rate was then applied to calculate the fair value based on the probability-weighted outcomes as of December 31, 2023. The valuation is based on significant unobservable inputs and is therefore classified as a Level 3 fair value instrument. The significant assumptions applied in the computation of the fair value are the IPO date and probability of IPO of 70% for the period ended December 31, 2023. The probability of paying $1.75 million in cash was estimated at 30% and the probability of paying $1.0 in cash and 1.5% of Crown’s outstanding common shares in stock was estimated as 0%. These probabilities are based on the assumption that the lender would prefer cash to unlisted common stock in the event that the BCA is terminated.

8.5 Fair value measurement (Continued)

Set out below is a comparison, by class, of the carrying amounts and fair values of the Group’s financial instruments:

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets as of December 31, 2023
Future payment right		242,351	242,351			X
Contingent consideration related to warrant exercise		4,228	4,228			X
Total		246,579	246,579

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial liabilities as of December 31, 2023
Shareholder Loans	8.2	1,223	1,223			X
Debt to Board of Directors	8.2	-	-			X
Catcha Loan	8.2	954	954			X
Short-term loan from LNG-9	8.2	400	400			X
Promissory notes	8.2	529	529			X
Total		3,150	3,150

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets as of December 31, 2022
Option to acquire 15% ownership in EAST		31,249	31,249			X
Total		31,249	31,249

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial liabilities as of December 31, 2022
Shareholder loans	8.2	945	1,017			X
Debt to Board of Directors	8.2	256	256			X
Promissory notes	8.2	488	488			X
Total		1,689	1,761

8.5 Fair value measurement (Continued)

Sensitivity analysis of the contingent consideration related to the warrant exercise

A quantitative sensitivity analysis of the significant unobservable inputs is shown below, in which the term ‘value’ indicates the value of the financial asset given a certain percentage change in the significant assumption as of December 31, 2023:

(in thousands of U.S. dollars)
As of December 31, 2023	Input values		Value
Assumption	Low	High	Low	High
Probability of IPO	65%	75%	4,101	4,355
Early-stage company discount rate	30%	40%	4,240	4,217

Sensitivity analysis the Catcha Loan

A quantitative sensitivity analysis of the significant unobservable inputs is shown below, in which the term ‘value’ indicates the value of the financial liability given a change in the significant assumption as of December 31, 2023:

(in thousands of U.S. dollars)
As of December 31, 2023	Input values		Value
Assumption	Low	High	Low	High
Probability of IPO	75%	65%	921	985

Sensitivity analysis of the inputs used to measure the instruments associated with KGLNG and EAST

The significant unobservable inputs used in the fair value measurement of the option, together with a quantitative sensitivity analysis as of December 31, 2023, and December 31, 2022, are shown below:

The calculation of the fair value of the option is most sensitive to the following assumptions:

●	Terminal fee

●	Regasification price

●	Capacity factor

●	Discount rate (WACC)

●	Venture Capital (VC) discount rate

●	Probability of reaching FID

A description of the key assumptions are included within note 2.5 Use of accounting judgments, estimates and assumptions.

8.5 Fair value measurement (Continued)

(in thousands of U.S. dollars)
As of December 31, 2023	Input values		Value of future payment right *
Assumption	Low	High	Low	High
Terminal fee	5%	(5)%	217,920	266,781
Regasification price	(5)%	5%	201,613	283,088
Capacity factor	88%	98%	198,547	286,155
WACC	12%	8%	186,731	318,543

Risk adjustment sensitivities	Low	High	Low	High
Approach 1: VC Discount rate	40%	30%	220,067	267,565
Approach 2: Probability of reaching FID	60%	70%	217,110	267,591

			Value of 15% call
As of December 31, 2022	Input values		option *
Assumption	Low	High	Low	High
Terminal fee	5%	(5)%	28,026	34,472
Regasification price	(5)%	5%	25,858	36,640
Capacity Factor	88%	98%	25,865	36,634
WACC	12%	8%	24,424	40,579

Risk adjustment sensitivities	Low	High	Low	High
Approach 1: VC Discount rate	40%	30%	28,506	34,391
Approach 2: Probability of reaching FID	50%	60%	28,265	34,233

The sensitivity analysis is based on a change in a significant assumption, keeping all other assumptions constant. Furthermore, these intervals are determined based on a high-level assessment to illustrate the sensitivity of the option to the most significant value drivers. However, the intervals applied in this sensitivity and the estimated output values must not be read as a limitation of possible outer intervals. The sensitivity analysis may not be representative of an actual change in the valuation as it is unlikely that changes in assumptions would occur in isolation from one another.

The option value includes a risk adjustment that is applied in order to capture the early stage state of the business. The risk adjustment is performed based on a combination of two approaches, where one approach utilize a variant of the venture capital method with a discount rate of 35% over an assumed period of 2.3 years from December 31, 2023, until FID (2.7 years from December 31, 2022), which is reflective of management’s anticipated timeline for the project and where the other approach utilize a scenario weighting with a 65% success probability. The mid-point between the two approaches has been used to determine the fair value.

*In the sensitivities for the two approaches to risk adjustment presented above, the sensitized value is calculated based on the isolated impact of a change in the assumption for each approach – assuming a corresponding change in value from the alternative approach. As an example, lowering the venture capital discount rate from 35% to 30% results in a value increase of $25,214 thousand in that specific approach. As the fair value is based on the mid-point between the two risk adjustment approaches described, the impact of this change on a stand-alone basis would be $25,214 thousand x 50% = $12,607 thousand. However, for the purpose of the sensitivity table, we assume a correlation between the risk adjustment approaches and assume a corresponding change in value from the alternative approach and apply the change in value of $25,214 thousand on a 100% basis – resulting in a sensitized value of $267,565 thousand.

8.6 Cash and cash equivalents

(in thousands of U.S. dollars)	As of December 31,
Cash and cash equivalents	2023	2022	2021
Bank deposits, unrestricted	$88	$36	$776
Total cash and cash equivalents	$88	$36	$776

The Group has no restricted cash.

8.7 Share capital and shareholders information

Issued capital and reserves:

Share capital in Crown LNG Holding AS	Number of shares authorized and fully paid	Par value per share (NOK)	Financial Position (NOK thousands)	Financial Position (USD thousands)
As of December 31, 2021	49,203,878		492	58
As of December 31, 2022	49,203,878		492	58
Capital increase, April 28, 2023	8,659,553	0.01	87	8
Capital increase, November 9, 2023 (Debt Conversion)	137,500,000	0.01	1,375	123
Capital increase, November 24, 2023	7,480	0.01	0	-
As of December 31, 2023	195,370,911		1,954	189

On January 4, 2023, the extraordinary general meeting (“EGM”) of Crown LNG Holding AS passed a resolution for a capital increase with a direct placement of shares towards warrant holders registered with the Company. The offer to replace the warrants with new shares included the issuance of shares at a nominal amount/subscription price of NOK 0.01 (NOK 0 in share premium). The capital increase had a cap of NOK 86,596 (8,659,553 shares). The capital increase was registered in the Norwegian Corporate Register on April 28, 2023.

In relation to the future payment right acquired by Crown (refer to note 8.5), it was agreed that Crown will issue a promissory note in the amount of NOK 2,887,500,000. Pursuant to the KGLNG Transaction Agreement and the KGLNG Conversion Agreement, the promissory note was converted into shares in the Group. Both the issuance of the promissory note with a face value of NOK 2,887,500,000 as payment for obtaining the future payment right and the subsequent conversion to shares occurred on the same date, October 24, 2023. Accordingly, the consideration was in substance issuance of shares.

Following the above, on October 24, 2023, the Board of Directors agreed to increase the share capital of the Company by NOK 1,375,000 ($123,000) by the issuance of new shares, each with a face value of NOK 0.01. The aggregate nominal subscription amount in the share capital increase is NOK 2,887,500,000, or approximately $260 million, of which NOK 1,375,000 is share capital and of which NOK 2,886,125,000 is share premium. The nominal amount for each share equals NOK 21, which entitles a nominal share premium per share of NOK 20.99 (rounded). The share capital increase was carried out by EAST upon subscription. EAST settled its obligation to pay the subscription amount of NOK 2,887,500,000 by set-off of the claim EAST had towards the Group under the promissory note initially issued as consideration. The capital increase was registered in the Norwegian Corporate Register on November 9, 2023.

In the consolidated financial statements, the promissory note and the related issuance of shares have been recognized based on their fair values. Management has assessed the fair value of the future payment rights to be $242.4 million as of October 24, 2023 (refer to note 8.5), for which the consideration granted consists of $38.6 million of 15% EAST option value forfeited (the 15% equity interest Crown already indirectly had in KGLNG through the 15% EAST option) and $203.8 million of fair value of promissory note/ new equity issued (for the remaining 85% of the KGLNG equity value which Crown did not have in the past), of which $205.6 million relates to share premium and ($1.9) million relates to effects on NCI.

8.7 Share capital and shareholders information (Continued)

Share premium (in thousands of U.S. dollars)
At December 31, 2021	$26,202
At December 31, 2022	$26,202
Issuance of shares	123
Capital increase, November 9, 2023	205,551
Capital increase, November 24, 2023	15
At December 31, 2023	$231,891

Other capital reserves (in thousands of U.S. dollars)
At 31 December 2021	$1,715
Non-registered capital increase	34
Share-based expenses	2,750
At December 31, 2022	$4,498
Transactions with non-controlling interests	364
Non-registered capital increase	3,140
Share-based expenses	890
Warrant exercise	3,449
At December 31, 2023	$12,341

Nature and purpose of reserves

Non-registered capital increase

The non-registered capital increase of $3.14 million relates to funds paid in but not registered in the Norwegian Corporate Register as of December 31, 2023 and mainly includes a capital increase towards market representatives of $4.2 million (of which $2.38 million was recognized in equity in 2022 as share-based payments), conversion of claim to EACP of $658 thousand and a capital increase registered on January 30, 2024 of $520 thousand and other unregistered share capital of $141 thousand.

EACP agreement

On July 19, 2023, Crown LNG Holding AS and Crown LNG India AS entered into an amendment agreement with Emerging Asia Capital Partners Company Limited (EACP), pursuant to which the retainer fees to be paid for financial advisory services is amended to increase from $20 thousand to $80 thousand per month paid in Crown common shares. Additionally, Crown issued a promissory note for the outstanding cash payments due under the original agreement and will issue a promissory note for every month going forward for the services provided under the agreement. The promissory notes are not subject to any interest as per the amended agreement, however, Crown has agreed to pay to EACP a Financing Success Fee equal to 3% on the Equity Financing raised if the source of introduction is either EACP, the Company, Crown, Mr. Kataria, LNG-9 PTE LTD or KGLNG and 1% on the Equity Financing raised if the source is from another party. The services provided under the monthly retainer arrangement are accounted for as an equity-settled share-based transaction under IFRS 2.

In November 2023, EACP converted its claim as of September 30, 2023 towards the Group into shares at the strike value of NOK 21. The share capital was increased by NOK 3,237.33 by issuance of 323,733 shares, each at a face value of NOK 0.01. The total contribution is NOK 6,798,400 ($657,619), of which NOK 6,795,163 is share premium.

Market representatives

In November 2023, the Company completed a capital increase directed towards market representatives (third-party advisors), whereby the market representatives convert their respective claims towards the Group into shares at the strike value agreed in the respective agreements. The share capital was increased by NOK 16,416.91 by issuance of 1,641,691 shares, each at a face value of NOK 0.01. The consideration per share is NOK 28 (rounded), which entails a share premium per share of NOK 27.99. The total contribution is NOK 45,967,358 ($4.2 million), of which NOK 45,950,941 is share premium. Further, the agreements continue to run following the debt conversion. The shares issued relate to a share-based payments arrangement originally accounted for as equity settled share-based payments under IFRS 2. Hence, the historical claims were in the consolidated financial statements historically recognized as equity and not as payables.

Share-based expenses

The Group has entered into service agreements with third party suppliers where the consideration is paid in-kind with shares in Crown LNG Holding. These are the EACP agreement and the market representatives agreements mentioned above.

8.7 Share capital and shareholders information (Continued)

Contingent consideration related to warrant exercise

The offer to replace outstanding warrants with new shares on January 4, 2023 at a nominal amount of NOK 0.01 per share, also included an obligation for the warrant holders to pay an additional consideration of NOK 6.09 per share to the Company in any of the following events i) the Company’s shares listing in a regulated market or a similar marketplace for the public trading of shares or ii) the Company entering into a definite agreement with a SPAC, and iii) the shares are outside lock-up period. The fair value of the contingent consideration is remeasured at each reporting date, with any changes in the fair value of the financial asset recognized through profit or loss.

NA reconciliation of the Group’s equity is presented in the statement of changes in equity.

The Group’s shareholders:

Shareholders in Crown LNG Holding AS as of December 31, 2023	Total number of shares	Ownership/ Voting rights

Kataria Capital Corporation (CA)*	58,293,000	29.84%
Raghava Corporate PTE (SG)	22,786,000	11.66%
ASHA GUPTA	10,090,450	5.16%
Other shareholder less than 5%	104,201,461	53.34%
Total	195,370,911	100.00%

*	Citibank, NA is the registered owner and nominee shareholder on behalf of Kataria Capital Corporation.

Shareholders in Crown LNG Holding AS as of December 31, 2022	Total number of shares	Ownership/ Voting rights
Kataria Capital Corporation (CA)	15,793,000	32.10%
Black Kite AS (NO)	4,878,762	9.92%
Raghava Corporate PTE (SG)	4,572,000	9.29%
Fu Qiang Limited (BVI)	3,187,700	6.48%
Gbtron Limited (UK)	2,845,000	5.78%
Service Invest AS (NO)	2,587,300	5.26%
Other shareholder less than 5%	15,340,116	31.17%
Total	49,203,878	100.00%

Shareholders in Crown LNG Holding AS as of December 31, 2021	Total number of shares	Ownership/ Voting rights
Kataria Capital Corporation (CA)	15,793,000	32.10%
Black Kite AS (NO)	4,878,762	9.92%
Raghava Corporate Pte Ltd (SG)	4,572,000	9.29%
Fu Qiang Ltd (BVI)	3,187,700	6.48%
Gbtron Ltd (UK)	2,845,000	5.78%
Service Invest AS (NO)	2,587,300	5.26%
Other shareholder less than 5%	15,340,116	31.17%
Total	49,203,878	100.00%

8.8 Earnings per share

The following table reflects the income and share data used in the earnings per share (EPS) calculations:

(in thousands of U.S. dollars)	As of December 31,
	2023	2022	2021
Profit/(loss) attributable to ordinary equity holders of the parent - for basic EPS	$(4,170)	$(27,055)	$(4,711)
Profit/(loss) attributable to ordinary equity holders of the parent - adjusted for the effect of dilution	(4,170)	(27,055)	(4,711)
Weighted average number of ordinary shares - for basic EPS (in thousand shares)	80,681	49,204	28,021
Weighted average number of ordinary shares adjusted for the effect of dilution	80,681	49,204	28,021
Basic EPS - profit or loss attributable to equity holders of the parent	$(0.05)	$(0.55)	$(0.17)
Diluted EPS - profit or loss attributable to equity holders of the parent	$(0.05)	$(0.55)	$(0.17)

The EPS computation is not affected by convertible shareholder loans or equity-settled instruments as these were anti-dilutive in the years ended December 31, 2023, 2022, and 2021 due to the reported losses in the periods.

8.9 Other current liabilities

(in thousands of U.S. dollars)	As of December 31,
Other current liabilities	2023	2022
Prepayment of shareholder loans	$526	$-
Other liabilities	224	-
Total other current liabilities	$750	$-

Other current liabilities mainly comprise prepayment of shareholder loans and other liabilities. Other liabilities consists of accrued interest and government fees.

On November 22, 2023, the Board of Directors offered each shareholder in the Company to participate in a shareholder loan, with an aim to raise funds to fund the Company’s operational short term liquidity needs. The shareholder loan was partly prepaid in 2023, although not signed before December 31, 2023. Refer to note 9.5 for more detail on the shareholder loan.

9 - Other disclosures

9.1 Remuneration to the Board of Directors

Remuneration to the Board of Directors

Remuneration to the Board of Directors is determined by the Annual General Meeting (AGM).

The Chairman of the Board of Directors has received compensation of $135 thousand, $130 thousand, and $127 thousand in 2023, 2022, and 2021, respectively, through his consultancy firm Black Kite AS. The compensation is related to project development and administration of the Group.

The Board member Swapan Kataria has received compensation of $41 thousand and $56 thousand in 2023 and 2022, respectively, through his consultancy firm LNG-9 Pte Ltd.

Remuneration to the management team for the year ended December 31, 2023:

(in thousands of U.S. dollars)	Salary	Bonus	Pension	Share-based payments	Other compensation	Total remuneration
Jørn Skule Husemoen (CFO, Black Kite AS)	$155	-	-	-	308	463
Gunnar Lund Knutsen* (President and Chief Operating Officer of Crown LNG AS, Gantt Consulting AS)	132	-	-	-	379	511
Swapan Kataria (CEO, LNG-9 PTE LTD)	-	-	-	-	666	666
Total	$287	-	-	-	1,353	1,640

*	Gunnar Knutsen resigned as CEO as of July 10, 2022. As of April 25, 2023, Swapan Kataria entered into the position as CEO of Crown LNG Holding AS and as of April 1, 2023, Gunnar Knutsen entered into the position as President of Crown LNG AS.

Salary includes the portion of MFH fees that become payable each month and are not contingent on an uncertain event. Other compensation mainly comprise the earned, unpaid fees related to MFH arrangements.

9.1 Remuneration to the Board of Directors (Continued)

Remuneration to the management team for the year ended December 31, 2022:

(in thousands of U.S. dollars)	Salary	Bonus	Pension	Share-based payments	Other compensation	Total remuneration
Jørn Skule Husemoen (CFO, Black Kite AS)	$162	-	-	-	325	487
Gunnar Lund Knutsen (CEO, Gantt Consulting AS)	-	-	-	-	222	222
Total	$162	-	-	-	547	709

Remuneration to the management team for the year ended December 31, 2021:

(in thousands of U.S. dollars)	Salary	Bonus	Pension	Share-based payments	Other compensation	Total remuneration
Jørn Skule Husemoen (CFO, Black Kite AS)	$182	-	-	-	363	545
Gunnar Lund Knutsen (CEO, Gantt Consulting AS)	-		-	-	483	483
Total	$182	-	-	-	846	1,027

Remuneration to the Board of Directors for the year ended December 31:

(in thousands of U.S. dollars)	2023	2022	2021
Jørn Skule Husemoen (Black Kite AS)	$135	130	104
Swapan Kataria (LNG-9 PTE LTD)*	41	56	47
Per Stian Grobstok**	-	51	47
Ellen Hanetho***	-	5	-
Aslak Aslaksen	52	5	-
Total	$228	247	198

*	Swapan Kataria resigned from the board on January 2, 2023. Mr. Kataria rejoined the board of directors on April 25, 2023.
**	Per Stian Grobstok resigned as a board member effective December 6, 2022.
***	Former Board member.

	As of December 31, 2023		As of December 31, 2022
Shares held by Management and Board of Directors	Total number of shares	Ownership/ voting rights	Total number of shares	Ownership/ voting rights
Jørn Skule Husemoen (Black Kite AS)	4,525,533	2.32%	4,878,762	9.92%
Swapan Kataria (Kataria Capital Corporation)	58,293,000	29.84%	15,793,000	32.10%
Per Stian Grobstok (Service Invest AS & Groble Invest AS)***	3,186,293	1.63%	2,955,300	6.01%
Gunnar Lund Knudsen (Gantt Consulting AS)	1,017,600	0.52%	1,017,600	2.07%
Aslak Aslaksen	457,414	0.23%	374,200	0.77%
Total	67,479,840	34.54%	25,018,862	50.87%

***	Former Board member

9.2 Related party transactions

Related parties are members of the Board of Directors and any shareholder owning more than 5% of outstanding shares, including an immediate family member of any such person. Furthermore, a related party transaction is defined as any transaction, arrangement, or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the Group or any of its subsidiaries is or will be a participant, and (ii) any related party has or will have a direct or indirect interest. This also includes any material amendment or modification to an existing related party transaction.

Notes 6.1 and 8.7 provide information about the Group structure, including details of the subsidiaries and shareholders. Significant agreements and remuneration paid to the Board of Directors for the current and prior periods are presented in note 9.1. Shares held by the Board of Directors are also summarized in note 9.1.

Joint Development Agreement

On October 1, 2018, Crown LNG AS entered into Joint Development Agreement with LNG-9 PTE LTD. Under this agreement, Crown LNG AS paid a general retainer of $15 thousand per month to LNG-9 Pte Ltd (“Advisor”) for services including the development of projects requiring LNG infrastructure, promoting the Company’s solutions and technology, assisting in marketing activities, providing access to LNG-9 offices and resources, etc. This contract includes an exclusivity restriction, a requirement for written approval to any change of control for either party or their subsidiaries, and an anti-assignment clause, among others. The duration of the agreement as contemplated was five years but the agreement was terminated in the first quarter of 2023. Refer to note 5.3 for further detail related to the arrangement.

Loan Agreement between LNG-9 PTE LTD. and Crown LNG Holdings AS

LNG-9 PTE LTD. entered into a Loan Agreement with Crown dated May 16, 2023, whereby LNG-9 PTE LTD loaned Crown NOK 2.12 million, equal of $200,000 at the foreign exchange rate set by the Norwegian Central Bank as of May 12, 2023. Pursuant to this agreement, the loan was to be repaid, at the earliest, three months after receipt by Crown, unless (a) a SPAC provided a commercially reasonable offer with respect to the purchase of shares in Crown and (b) Crown declined such offer, in which case Crown would have been obligated to repay the loan to LNG-9. The interest accrued at a rate of 0.5% per month and is unsecured. The agreement was amended on June 16, 2023, which adjusted the interest rate from 0.5% per month to 2% per month. The loan had an initial maturity on November 23, 2023 but was deferred until November 30, 2024 and increased by $160 thousand as per the agreement dated November 30, 2023.

Short-term loan agreement with shareholders

On September 27, 2023, Crown entered into short-term loan agreements with Black Kite AS, A A Holding AS, Service Invest AS and LNG-9 PTE LTD for the purpose of securing interim funding until a bridge loan was facilitated. The loans amounted to $62,675, with a interest rate of 2% per month. In addition, Crown paid a one-time 2% commitment fee payable together with the first payment of Interest. The loans were settled on October 30, 2023.

Service Agreement for Kakinada Terminal Project

On February 26, 2019, Crown LNG India Limited entered into a Service Agreement with LNG-9 Pte Ltd for consultancy services regarding (1) an Exclusivity Agreement for project development, delivery, and operation & maintenance for the LNG terminal for a minimum of thirty (30) years, (2) Investment Agreement for minority ownership in EAST, and (3) Lease Agreement, including operation & maintenance, between Asia First Holdings Limited (now known as Crown LNG India Limited) and KGLNG. The terms and conditions of the arrangement and the contracted fees are described in note 5.3.

9.2 Related party transactions (Continued)

Exclusivity Agreement and Transaction Agreement between Crown LNG India Limited and EAST

On June 3, 2020, Crown LNG entered into an Exclusivity Agreement with EAST, in which the shareholder, CEO and board member of Crown LNG Holding, Swapan Kataria, is the Director, in which Crown LNG was granted an exclusive right to develop, operate, own and lease to EAST the Re-gasification Terminal and the Sub-sea Pipeline outside the eastern shore of India, in the Kakinada region. KGLNG, a fully owned subsidiary of EAST, holds the license in India to establish and operate the offshore LNG terminal, valid for 30 years from June 8, 2016. Amendment to the Exclusivity Agreement were entered into on September 9, 2020 and March 31, 2021 wherein it was agreed that the LNG terminal shall be leased to KGLNG and certain other conditions were amended (together the “Exclusivity Agreement”).

The Exclusivity Agreement was renegotiated during July 2023 and the parties entered into a new agreement on August 3, 2023 for (i) an amendment to Exclusivity Agreement in order to extend the long stop date for achieving the FID of the Kakinada Terminal Project to December 31, 2025, (ii) future payment rights in an amount equal to all future distributions made by KGLNG to its shareholders until the aggregate amount of such distributions equals $3.266 billion, in which Crown issues 137,500,000 shares to EAST as consideration for the future payment rights initially recognized with a fair value of $2424 million (refer to notes 8.5 and 8.7), and (iii) an option for the sale and purchase of 99.81% of shares in KGLNG for $60 million to be settled by way of issuing a promissory note to EAST in the amount of the purchase price that can be exercised at any time from the completion of the Business Combination to August 3, 2024.

When negotiating the terms of this KGLNG Transaction Agreement, the parties contemplated the option to purchase the 15% ownership in EAST that was held by Crown. The option to purchase the 15% ownership in EAST is further discussed below under the GBS Infra Pte Ltd Investment Agreement. Both agreements relate to the same underlying value (KGLNG), include the same related counterparties, and the signing of the KGLNG Transaction Agreement affects the value of the option to purchase EAST. Based on this fact, Crown has, for accounting purposes, considered the two agreements as linked. Refer to note 8.5 for the accounting considerations and impact of these instruments.

Exclusivity Agreement between Crown and GBTRON

On August 27, 2020 the Group entered into an Exclusivity Agreement with GBTRON Lands Limited, a company controlled by Swapan Kataria. The agreement provides the Group the exclusive right to develop, own, operate and lease to GBTRON an FSRU on a day-rate to be agreed in a lease agreement to be entered into. The terms of such lease to be determined such that the Group secures an equity internal rate of return (IRR) of 8-15% including the cost of the exclusivity fee paid. Under the agreement, the Group was obligated to pay an exclusivity fee of $4.0 million due at the end of December 31, 2022. However, as of December 31, 2022, the Group had not yet paid the fee, and in an amended agreement entered into on August 3, 2023, the payment was bifurcated and deferred to September 30, 2023 ($1.5 million) and December 31, 2023 ($2.5 million). The Group will in addition to the $4.0 million, pay an annual exclusivity fee of $1.0 million due at the end of December 31, 2023 and due each subsequent year until FID of the FSRU

On August 3, 2023, concurrent with the Business Combination Agreement, GBTRON Lands Limited and Crown LNG entered into a transaction agreement for (i) amendment to Exclusivity Agreement to, among other things, extend the long stop date of the FID for the Grangemouth Project to December 31, 2025, (ii) GBTRON to set up a new limited liability company (“NewCo”) and transfer certain rights, obligations and assets in connection with development of the Grangemouth Project to NewCo upon exercise of the GBTRON Option by Crown, and (iii) grant to Crown an option to purchase all the issued shares of NewCo to be exercised at any time from the completion of the Business Combination to August 3, 2024.

On October 30, 2023, Crown LNG Holding AS and GBTRON entered into a second amendment agreement to the Exclusivity Agreement. The following amendments apply (i) the Exclusivity Agreement is valid until the expiry of the Lease Agreement for the FSRU unless terminated, (ii) Crown will pay the first installment of the initial Exclusivity fee of $1.5 million due at December 31, 2023, (iii) Crown will pay the final installment of the initial Exclusivity fee of $2.5 million due at December 31, 2023, (iv) Crown will thereafter and in addition pay an annual Exclusivity fee of $1.0 million due first time at December 31, 2023: and annually thereafter and until FID of the FSRU, and (v) Crown can extend payments until February 28, 2024, subject to payment of the monthly extension fee of $160 thousand. As of December 31, 2023, the amount payable to GBTRON is $5.0 million. The parties are currently in discussions to extend the payment terms, and monthly payments have been extended subsequent to February 28, 2024.

9.2 Related party transactions (Continued)

Engagement of Services between Crown and GBTRON Limited

On January 10, 2022, GBTRON Limited was engaged by Crown LNG Holdings AS to perform services as an advisor in assisting the Company in reaching out to off-takers in the United Kingdom and other countries and tying up the sale of LNG from the project. In consideration for the services, the Group agreed to pay the advisor a sign-on fee of GBP 60,000 ($73 thousand) and a monthly retainer fee of GBP 20,000 ($24 thousand) invoiced and payable in kind in shares of the Group by conversion of the fees. Such fees should be paid in kind, using a conversion rate of NOK 28 per share.

GBS Infra Pte Ltd Investment Agreement

On February 25, 2021, Crown entered into a Share Purchase Agreement with GBS Infra Pte Ltd. for shares in EAST, which provided Crown with an option to acquire 15% ownership in EAST. The consideration consisted of (1) a first payment of $500 thousand, which transferred the value of the option to purchase the 15% of total outstanding shares in EAST for a total fixed price of $15 million (2) a second payment at the closing of pre-FID funding for Crown LNG for $1.5 million to GBS Infra Pte Ltd for an option to purchase 2.5% of the total outstanding shares in EAST and (3) the remaining option may be purchased at successful FID with the completion of the final payment of $13 million. This agreement contains tag-along rights and drag-along rights and is governed by the laws of Singapore.

This agreement still exists following the signing of the KGLNG Transaction Agreement, however and as discussed under Exclusivity Agreement and Transaction Agreement between Crown LNG India Limited and EAST above, the agreement for the option to purchase the 15% ownership in EAST and the KGLNG Transaction Agreement are considered as linked or accounting purposes. Refer to note 8.5 for the accounting considerations and impact of these instruments.

Emerging Asia Capital Partners Company Limited (EACP)

On April 1, 2022, the Group entered into an agreement with Emerging Asia Capital Partners Company Limited (EACP) for financial advisory services in connection with the debt and equity funding for Crown and the project financing of the Kakinada LNG Receiving Terminal. The original agreement provided for a retainer fee equal to $20 thousand on the first business day of each month beginning April 1, 2022. The original agreement also included a financing success fee equal to 3% of the equity financing raised and 1% of project det financing raised to be paid on the date of transaction financial closings. The parties amended this agreement on July 19, 2023 to increase the retainer fee to $80 thousand per month, to be paid in Crown common shares in lieu of a cash payment. Additionally, Crown issued a promissory note for the outstanding cash payments due under the original agreement as of July 31, 2023. Further, under the amended agreement, Crown will pay to EACP a financing success fee of 3% on the equity financing raised in the source of introduction is EACP, Crown India AS, Crown, Mr. Swapan Kataria, LNG-9 Pte. Ltd. or KGLNG, and 1% if the source of introduction is from another party. As such, EACP stands to benefit from the transaction. Refer to note 9.4 for further detail.

Loan Settlement Agreement between Crown LNG Holding AS, Crown LNG AS and Crown LNG India AS

On September 9, 2022, Crown LNG AS and Crown India entered into a Loan Settlement Agreement. Under the agreement, Crown was to offer the lenders to assume their creditor positions under the convertible loans against settlement in shares in CIO Investments AS. Refer to note 8.2 for further detail.

Management for Hire (MFH) agreements

On July 5, 2020, the Group entered into a management for hire agreement with Black Kite AS for the hire of Jørn Husemoen to act as CFO on behalf of Crown LNG for a monthly fee of NOK 400 thousand ($41 thousand). 1/3 of the monthly fee is invoiced and payable each month whereas 2/3 is payable contingent on the Group achieving pre-FID funding. The agreement will be in force until August 31, 2024, but either party may terminate the agreement for any reason whatsoever during the contracted period.

On July 10, 2020, the Group entered into a management for hire agreement with Gantt Consulting AS for the hire of Gunnar Knutsen to act as CEO on behalf of Crown LNG for a fee of NOK 575 thousand ($58 thousand). 1/3 of the monthly fee is invoiced and payable each month whereas 2/3 is payable contingent on the Group achieving pre-FID funding. The agreement was renewed on April 1, 2023, and will remain in force 24 months and then automatically expire.

On January 1, 2022, Swapan Kataria entered into a contract for management consultancy services to Crown. The planned end date is December 31, 2028 with an option to extend the term by 12 consecutive months with three month’s prior notice to Mr. Kataria. As compensation, Mr. Kataria receives NOK 400 thousand ($41 thousand) per month, which is fixed until December 31, 2023 with yearly increases in fee in accordance with average salary adjustments. Refer to note 5.3 for further detail related to the Group’s MFH-arrangements.

9.2 Related party transactions (Continued)

The following tables provide the total amount of transactions that have been entered into with related parties (outside the Group) for the relevant financial periods:

Related party transactions during 2023 and balances as of December 31, 2023

(in thousands of U.S. dollars)	Executive management	Board Members	Other Shareholders	Total
Non-current provisions for contingent fees to related parties	$-	4,758	-	4,758
Current provisions to related parties	2,339	8,202	-	10,540
Non-current loans to related parties	-	-	1,223	1,223
Current loans to related parties	-	400	529	929
Prepayment of shareholder loans	-	-	526	526
Purchases from related parties	248	-	-	248
Interest paid to related parties	-	28	-	28
Shares issued to EAST as consideration for FPR*	$-	203,785		203,785

*	Refer to section “Exclusivity Agreement and Transaction Agreement between Crown LNG India Limited and EAST” for more details and note 8.7.

The non-current provisions for contingent fees to related parties as of December 31, 2023 were $4.8 million to LNG-9 PTE LTD controlled by board member Swapan Kataria, and the Company. The amount is contingent upon FID for the Kakinada Terminal Project. Refer to note 8.2 for more details on the cash-settled share-based payment liabilities.

Current provision to related parties of $10.5 million includes a fee of $5.0 million related to the Exclusivity Agreement with GBTRON Lands Limited, a company controlled by board member Swapan Kataria, for the exclusive right to develop, own, operate and lease to GBTRON an FSRU on a day-rate to be agreed in a future lease agreement. The remaining $5.5 million relates to recognized, but not paid board remuneration and MFH arrangements with Black Kite, Gantt Consulting and Mr. Kataria and the fixed retainer fees related to the JDA with LNG-9 PTE LTD.

Non-current loans to related parties comprise debt to board of directors and convertible loans and other shareholder loans. Refer to note 8.2 and 8.3 for more detail on the Group’s interest bearing and non-interest bearing liabilities. Prepayment of shareholder loans relates to shareholder loans, partly prepaid in 2023, although not signed before December 31, 2023. Refer to note 8.2 for more details on the shareholder loans and note 8.9 for more detail on the Group’s other current liabilities.

Current loans to related parties comprise of a loan to LNG-9 and promissory notes to other shareholders. Refer to note 8.2 for more detail on the Group’s other current liabilities.

9.2 Related party transactions (Continued)

Related party transactions during 2022 and balances as of December 31, 2022

(in thousands of U.S. dollars)	Executive management	Board Members	Other Shareholders	Total
Non-current provisions for contingent fees to related parties	$1,012	7,351	-	8,363
Current provisions to related parties	-	4,442	-	4,442
Interest paid to related parties		35		35
Non-current loans to related parties	-	256	1,433	1,689
Purchases from related parties	$150	-	153	303

The non-current provisions for contingent fees to related parties of $8.4 million are primarily related to the agreements between LNG-9 PTE LTD controlled by board member Swapan Kataria, and the Company. As of December 31, 2022, accrued unbilled compensation to LNG-9 PTE LTD amounted to $5.99 million, of which $3.9 million is contingent upon FID for the India project and $2.0 million is contingent upon achieving pre-FID funding. The remaining $2.4 million is related to management for hire arrangements with Black Kite, Gantt Consulting AS and Mr. Kataria.

Current provision to related parties of $4.4 million mainly relates to recognized, but not paid board remuneration and a fee related to the Exclusivity Agreement with GBTRON Lands Limited, a company controlled by board member Swapan Kataria, for the exclusive right to develop, own, operate and lease to GBTRON an FSRU on a day-rate to be agreed in a future lease agreement.

Outstanding loans to related parties comprise debt to board of directors and convertible loans and other shareholder loans. Refer to note 8.2 and 8.3 for more detail on the Group’s interest bearing and non-interest bearing liabilities.

Related party transactions during 2021 and balances as of December 31, 2021
(in thousands of U.S. dollars)	Related party transactions	Members	Shareholders	Total
Non-current provisions for contingent fees to related parties	$790	6,272	-	7,062
Current provisions to related parties	-	2,907	-	2,907
Non-current loans to related parties	-	253	488	741
Current loans to related parties	-	-	1,655	1,655
Purchases from related parties	$266	-	200	466

The non-current provisions for contingent fees to related parties of $7.1 million are primarily related to the agreements between LNG-9 PTE LTD controlled by board member Swapan Kataria, and the Company. As of December 31, 2021, accrued unbilled compensation to LNG-9 PTE LTD amounted to $5.7 million, of which $4.3 million is contingent upon FID for the India project and $1.5 million is contingent upon achieving pre-FID funding. The remaining $1.3 million is related to management for hire arrangements with Black Kite AS and Gantt Consulting AS.

Current provision to related parties relates to recognized not paid board remuneration of $612 thousand and a provision of $2.3 million related to the Exclusivity Agreement with GBTRON Lands Limited.

Outstanding loans to related parties comprise debt to board of directors and convertible loans and other shareholder loans. Refer to note 8.2 and 8.3 for more detail on the Group’s interest bearing and non-interest bearing liabilities.

9.3 Commitments and contingencies

Other commitments

On February 26, 2019, the Group entered into an agreement with LNG-9 PTE under which the Group will pay $7.8 million when signing a 30-year lease agreement for the Kakinada Terminal Project, with KGLNG. KGLNG is the subsidiary of EAST which currently owns the license for the LNG terminal, but will need a partner to contribute the technical knowledge of constructing and operating the terminal. The fee to be invoiced in the future is payable at FID, 50% in cash and 50% in shares by conversion based on valuation used for FID funding with a discount of 20%.

Under the Exclusivity Agreement with GBTRON Lands Limited, the Group will pay an annual fee of $1.0 million due at the end of December 31, 2023 and until FID of the FSRU. The fee to be paid is consideration for providing the Group with the exclusive right to develop, own, operate and lease to GBTRON a floating storage regasification unit. Crown can extend payments until February 28, 2024, subject to payment of the monthly extension fee of $160 thousand. Refer to note 9.2 for further detail related to the agreement.

Assets pledged as security and guarantee liabilities

As of December 31, 2023 the Group has not provided any guarantees or pledged any assets as security to or on behalf of third parties.

9.4 Share-based payments

The expenses recognized for services received during the year under equity-settled share-based arrangements are presented in the table below.

	Years ended December 31,
(in thousands of U.S. dollars)	2023	2022	2021
Expenses arising from equity-settled share-based payment transactions	$3,381	$2,750	$-
Total expenses arising from share-based payment transactions	3,381	2,750	-

Agreements with third-party suppliers

The expenses relate to consideration paid in-kind with shares in Crown LNG Holding AS for services provided by third party suppliers. The services are of a “stand ready” nature, in which the Group pays a monthly retainer fee in the form of share issuance. In 2023, the expenses were $2.4 million (2022: $2.8 million and 2021: nil).

Agreement with Opulenta AS

The expense related to management-for-hire services delivered by Opulenta AS in 2023 amounting to $ 98 thousand was agreed by the parties to be paid in warrants exercisable in Crown common shares. Opulenta AS is owned by Ellen Hanetho, former Board member of Crown that resigned as board member in 2022.

EACP amendment agreement

The expenses relate to financial advisory services provided by EACP. On July 19, 2023, Crown LNG Holding AS and Crown LNG India AS entered into an amendment agreement with EACP, pursuant to which the retainer fees to be paid for financial advisory services is amended to increase from $20 thousand to $80 thousand per month paid in Crown common shares. The transaction is accounted for as equity-settled share-based payment in accordance with IFRS 2.

Additionally, Crown issued a promissory note for the outstanding cash payments due under the original agreement and will issue a promissory note every month going forward for the services provided under the agreement. The promissory notes are not subject to any interest as per the amended agreement, however Crown has agreed to pay to EACP a Financing Success Fee equal to 3% on the Equity Financing raised if the source of introduction is either EACP, the Company, Crown, Mr. Kataria, LNG-9 PTE LTD or KGLNG, and 1% on the Equity Financing raised if the source is from another party. The Group does not recognize provision for the success fees as per December 2023, as it is related to future events (capital raise).

For cash-settled share-based payment arrangements, reference is made to note 5.3.

9.5 Events after the reporting period

Business Combination Agreement Amendments

On January 31, 2024, the Business Combination Agreement was amended to (i) remove the closing condition in Section 9.2(f) of the Business Combination Agreement which would have required Catcha to have satisfied the minimum cash condition of at least US$20,000,000 and (ii) allow for listing of the PubCo ordinary shares on either the NYSE or Nasdaq.

On February 16, 2024, the Business Combination Agreement was further amended to extend the date on which the Business Combination Agreement may be terminated if the conditions to the Closing (as defined in the Business Combination Agreement) have not been satisfied or waived from February 17, 2024 to May 17, 2024 (and subsequently extended as described below). In addition, the Catcha agreed to waive its right under its amended and restated memorandum and articles of association to withdraw up to $100,000 of the interest earned on the funds held in the Trust Account to pay dissolution expenses in the event of the liquidation of the Trust Account.

On February 14, 2024, the Registration Statement on F-4, as amended was declared effective by the US Securities and Exchange Commission (SEC) in connection with the Business Combination.

On May 21, 2024, the Business Combination Agreement was further amended to extend the date on which the Business Combination Agreement may be terminated if the conditions to the Closing have not been satisfied or waived from May 17, 2024 to June 17, 2024. Also, the parties have agreed that the Business Combination Agreement may be terminated by Crown in the event that prior to June 17, 2024, the parties do not receive notice from Nasdaq, NYSE American, or another national securities exchange acceptable to Crown, that the post-business combination public company common stock shall be approved for listing upon the closing of the Business Combination. The non-solicitation provisions of the Business Combination Agreement were amended to expire on May 31, 2024, unless Crown has received notice that the post-business combination public company common stock shall be approved for listing upon the closing of the Business Combination on Nasdaq, NYSE American or another national securities exchange acceptable to Crown.

On June 11, 2024, the Business Combination Agreement was further amended to extend the date on which the Business Combination Agreement may be terminated if the conditions to the Closing have not been satisfied or waived from June 17, 2024 to June 28, 2024. Also, the parties have agreed that the Business Combination Agreement may be terminated by Crown in the event that prior to June 28, 2024, the parties do not receive notice from Nasdaq, NYSE American, or another national securities exchange acceptable to Crown, that the post-business combination public company common stock shall be approved for listing upon the closing of the Business Combination.

On June 12, 2024, Catcha held its Fourth Extraordinary General Meeting of shareholders pursuant to which the shareholders of record as of January 16, 2024 approved Catcha’s previously proposed Business Combination with Crown.

On June 28, 2024, due to delays in meeting the final conditions of the closing of the Business Combination, the Business Combination Agreement was further amended to extend the date on which the Business Combination Agreement may be terminated to July 12, 2024.

On July 9, 2024 (the "Closing Date"), Crown consummated the previously announced business combination pursuant to the Business Combination Agreement dated as of August 3, 2023.

Management expects that the transaction will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Catcha will be treated as the “acquired” company for financial reporting purposes, and Crown will be the accounting “acquirer.” Management expects Catcha to not meet the definition of a “business” pursuant to IFRS 3 Business Combinations, and thus, for accounting purposes, management expects the Business Combination to be accounted for as a capital reorganization. The net assets of Catcha would therefore be stated at historical cost, with no goodwill or other intangible assets recorded.

The estimated purchase price based upon the market price of Catcha common shares on July 9, 2024 is approximately $80 million, the substantial majority will be expensed. Acquired net assets will include cash, current assets and current liabilities, the exact amounts have not yet been determined due to the short period of time between the closing of the transaction and the approval of the consolidated financial statements for issuance. The net assets and liabilities resulting from agreements entered into by Pubco and Catcha are also expected to impact the financial statements.

Business Combination – Other Agreements

April 2024 Notes

On April 30, 2024, PubCo entered into subscription agreements with certain investors with respect to convertible promissory notes issuable upon closing of the Business Combination (the “April 2024 Notes”) with an aggregate original principal amount of $1.05 million for an aggregate purchase price of $1.0 million, reflecting a 5% original issue discount.

The April 2024 Notes bear interest at an annual rate of 10% and mature on the first anniversary of the issuance of the applicable note (the date of such issuance, the “Issuance Date”). Interest on the April 2024 Notes is payable in cash or in-kind through the issuance of additional April 2024 Notes, at the option of PubCo.

The April 2024 Notes are convertible into PubCo ordinary shares at the option of the holder. The number of ordinary shares issuable upon conversion of the April 2024 Notes is determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”). “Conversion Amount” means the sum of (A) the portion of the principal of a note to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid interest with respect to such principal of the applicable note, and (C) any other unpaid amounts, if any. “Conversion Price” means $10.00 initially at the date of issuance of the April 2024 Notes. The Conversion Price will reset to 95% of the lowest closing volume weighted average price observed over the 5 trading days immediately preceding the 180th calendar day following the Issuance Date, subject to a minimum price of $2.50 (the “Minimum Price”).

PubCo has the option to redeem the April 2024 Notes in full at any time after the Issuance Date and prior to maturity thereof upon 10 Trading Days’ (as defined in the April 2024 Notes) notice for cash at a redemption price equal to 110% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon.

On June 13, 2024, PubCo and those certain investors to the April 2024 Notes entered into separate Note Subscription Agreement Updates to extend the date by which the subscription agreements with respect to the April 2024 Notes will terminate to June 28, 2024 if the closing of the sale of the notes has not occurred by such date.

On June 27, 2024, due to delays in meeting the final conditions of the closing, PubCo and those certain investors in the April 2024 Notes entered into an additional agreement to extend the date by which the subscription agreements will terminate to July 15, 2024 if the closing of the sale of the notes has not occurred by such date.

PIPE

On May 6, 2024, PubCo and Catcha entered into a subscription agreement (the “PIPE Subscription Agreement”) for a private placement (the “PIPE”) with certain accredited investor (the “Purchaser”). Pursuant to the PIPE Subscription Agreement, the Purchaser has agreed to purchase an aggregate of 176,470 PubCo Ordinary Shares, at a price per share of $8.50, representing aggregate gross proceeds of $1.5 million.

On May 14, 2024, PubCo and Catcha entered into additional subscription agreements (together with the PIPE Subscription Agreement above, the “PIPE Subscription Agreements”) for a private placements with certain accredited investor who are existing shareholders of Crown (the “Existing Shareholder Purchasers”). Pursuant to the PIPE Subscription Agreement, the Existing Shareholder Purchasers have agreed to purchase an aggregate of 26,393 PubCo Ordinary Shares (together with the PubCo Ordinary Shares to be purchased by the Purchaser, the “PIPE Shares”), at a price per share of $10.00, representing aggregate gross proceeds of $263.9 thousand.

Securities Lending Agreement

On May 22, 2024, PubCo entered into a securities lending agreement (the “Securities Lending Agreement”) with Millennia Capital Partners Limited (the “Lender”) pursuant to which the Lender agreed to loan PubCo up to $4.0 million (the “Loan”) at fifty-five (55%) Loan to Value of the current market value of 730,000 shares of Crown pledged to the Lender (“Transferred Collateral”). “Loan to Value” means the ratio of the Loan to the value of the Transferred Collateral, calculated by dividing the amount borrowed by the fair market value of the Transferred Collateral. The Loan matures thirty-six (36) months after the Closing Date (as defined in the Securities Lending Agreement) and bears interest at an annual rate of 6.0% to be paid quarterly.

Securities Purchase Agreement

On June 4, 2024, PubCo entered into a definitive securities purchase agreement (the “Securities Purchase Agreement”; together with the April 2024 Notes, the PIPE and the Securities Lending Agreement, the “Financing Agreements”) with Helena Special Opportunities LLC (the “Investor”), an affiliate of Helena Partners Inc., a Cayman-Islands based advisor and investor, providing for up to approximately $20.7 million in funding through a private placement for the issuance of convertible notes (the “SPA Notes”).

Shareholder Loan

Crown LNG Holding AS shareholders have agreed to provide Crown LNG Holding AS with a loan in an aggregate amount of $1.4 million on the terms set out in the loan agreement. The loan has been provided in two tranches, one USD-tranche subject to a separate loan agreement and the NOK tranche provided under this Agreement. The Loan agreement was made on the February 5, 2024 with payments made within 5 business days of the signing. The loans from the shareholders will be repayable within five business days of the Business Combination closing date. Further, each shareholder lender is entitled to its pro rata distribution of 2,000,000 shares in PubCo.

Convertible Equity

The Company entered into Subscription Agreements for the placement of convertible equity with certain current shareholders and investors in the Company in the amount of $150 thousand to support the Group's operational needs through the signing of the BCA. The placement of convertible equity in Crown LNG Holdings AS will be converted to shares in PubCo. After the closing of the BCA and the successful listing of the Group, PubCo will issue new shares at $10/share for the amount subscribed.

Capital Increase

EACP Agreement

On June 20, 2024, under the EACP Agreement, EACP converted its claim for the period from October 2023 through May 2024 towards the Group into shares at the strike value of NOK 21. The share capital was increased by NOK 3,196.73 by issuance of 319,673 shares, each at a face value of NOK 0.01. The total contribution is NOK 6,713,152 ($660 thousand), of which NOK 6,709,955 is share premium.

Market Representatives

On June 20, 2024, the Company completed a capital increase directed towards market representatives (third-party advisors), whereby the market representatives convert their respective claims towards the Group into shares for the period October 2023 through May 2024. The share capital was increased by NOK 5,456.63 by issuance of 545,663 shares each at a face value of NOK 0.01. The consideration per share is NOK 28.00 (rounded) which entails a share premium per share of NOK 27.99. The total contribution is NOK 15,278,704 ($1.5 million) of which NOK 15,273,247 is share premium.